Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PROJECT DIAMOND HOLDINGS CORPORATION,

ROPER TECHNOLOGIES, INC.,

DASH I, INC.,

and

THOMA BRAVO, LLC, as Representative

of the Stockholders and Optionholders

December 6, 2016

i

4.19	Brokerage	31
4.20	Regulatory Matters	31
4.21	No Other Representations and Warranties	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32
5.01	Organization and Corporate Power	32
5.02	Authorization	32
5.03	No Violation	33
5.04	Governmental Bodies; Consents	33
5.05	Litigation	33
5.06	Brokerage	33
5.07	Investment Representation	33
5.08	Available Financing	34
5.09	Purpose	34
5.10	Vote Required	34
5.11	Solvency	34

ARTICLE VI COVENANTS OF THE COMPANY		35
6.01	Conduct of the Business	35
6.02	Access to Books and Records	35
6.03	Regulatory Filings	36
6.04	Conditions	37
6.05	Exclusive Dealing	37
6.06	Financing Cooperation	37
6.07	Support Agreements and Stockholder Consent	40

ARTICLE VII COVENANTS OF PARENT		40
7.01	Access to Books and Records	40
7.02	Director and Officer Liability and Indemnification	41
7.03	Employee Matters	42
7.04	Regulatory Filings	42
7.05	Conditions	43
7.06	Acknowledgment of Parent and Merger Sub	43

ARTICLE VIII TERMINATION		44
8.01	Termination	44
8.02	Effect of Termination	46

ARTICLE IX ADDITIONAL COVENANTS		46
9.01	Transfer Taxes	46
9.02	Tax Matters	46
9.03	280G	48
9.04	401(k) Plan Termination	49
9.05	Further Assurances	49
9.06	Disclosure Generally	49
9.07	Provision Respecting Legal Representation	50
9.08	Advisory Agreements	51

ARTICLE X LIMITED SURVIVAL AND INDEMNITY		51
10.01	Survival and Indemnity	51

ARTICLE XI DEFINITIONS		51
11.01	Definitions	51
11.02	Other Definitional Provisions	60
11.03	Cross-Reference of Other Definitions	60

ARTICLE XII MISCELLANEOUS		63
12.01	Press Releases and Communications	63
12.02	Expenses	64
12.03	Knowledge Defined	64
12.04	Notices	64
12.05	Assignment	66
12.06	Severability	66
12.07	References	66
12.08	Construction	66
12.09	Amendment and Waiver	67
12.10	Complete Agreement	67
12.11	Third Party Beneficiaries	67
12.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS; PREVAILING PARTY	67
12.13	WAIVER OF TRIAL BY JURY	68
12.14	Electronic Delivery	68
12.15	Counterparts	69
12.16	Governing Law	69
12.17	Specific Performance	69
12.18	Payments Under Agreement	69
12.19	Appointment of the Representative	70
12.20	Non-Recourse; Release	72

EXHIBITS

Exhibit A-1	Form of Management Restrictive Covenant Agreement

Exhibit A-2	Form of Investor Restrictive Covenant Agreement

Exhibit B	Form of Stockholder Consent

Exhibit C	Form of Support Agreement

Exhibit D	Form of Certificate of Merger

Exhibit E	Form of Letter of Transmittal

Exhibit F	Form of Option Cancellation Agreement

Exhibit G	Sample Working Capital Statement

Exhibit H	Form of Paying Agent Agreement

Exhibit I	FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 6, 2016, is made by and among Project Diamond Holdings Corporation, a Delaware corporation (the “Company”), Roper Technologies, Inc., a Delaware corporation (“Parent”), Dash I, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Thoma Bravo, LLC, a Delaware limited liability company, solely in its capacity as representative of the Company’s Stockholders and Optionholders (the “Representative”). Each of the Company, Merger Sub, Parent and, to the extent applicable, Representative, is sometimes referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the board of directors of each of Parent, Merger Sub and the Company has (i) approved and declared advisable and in the best interests of their respective companies and equityholders, the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will continue as the surviving corporation and a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent has approved this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub;

WHEREAS, as a condition to Parent’s willingness to enter into this Agreement, the Company or Representative will deliver (a) contemporaneously with the execution and delivery of this Agreement, (i) a restrictive covenant agreement in the form of Exhibit A-1 (the “Management Restrictive Covenant Agreement”) that has been executed and delivered by certain Stockholders set forth on Schedule 1.01(a)(i), (ii) a restrictive covenant agreement in the form of Exhibit A-2 (the “Investor Restrictive Covenant Agreement” and, together with the Management Restrictive Covenant Agreement, the “Restrictive Covenant Agreements”) that has been executed and delivered by certain Stockholders set forth on Schedule 1.01(a)(ii) and (iii) executed employment agreements with certain members of the management of the Company that will only become effective upon Closing and (b) promptly after execution and delivery of this Agreement, and in any case within two Business Days after execution and delivery of this Agreement, (i) a written consent in the form of Exhibit B (the “Stockholder Consent”) that has been executed and delivered by Stockholders holding the requisite number of the issued and outstanding Common Shares as of the date hereof sufficient to approve and adopt the Merger under the DGCL, pursuant to which such Stockholders will have approved and adopted this Agreement and the transactions contemplated hereby, and (ii) a support agreement in the form attached as Exhibit C hereto (the “Support Agreement”) that has been executed and delivered by the Stockholders set forth on Schedule 1.01(b);

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company (assuming cancellation of all outstanding Options in connection with the Merger in accordance with this Agreement) immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration as provided herein;

WHEREAS, each of the Company and Parent previously filed a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”) with respect to the transactions contemplated by that certain Letter of Intent, dated as of November 22, 2016, by and between Parent and the Company (the “Letter of Intent”), including the Merger and certain other transactions contemplated hereby, and each of the Company and Parent paid 50% of all fees and other payments to Governmental Bodies made in connection with such filing; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, premises and representations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) following the Merger, as a wholly owned Subsidiary of Parent.

(b) At the Closing, the Company and Merger Sub will cause a certificate of merger substantially in the form of Exhibit D attached hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation will succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions and duties of the Company and Merger Sub, all as provided under the DGCL.

1.02 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) As set forth on the Consideration Schedule, each Class A Common Share issued and outstanding immediately prior to the Effective Time (other than (x) any Class A Common Shares to be canceled pursuant to Section 1.02(h) and (y) any Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Liquidation Value (as such term is defined in the Certificate of Incorporation) of such Class A Common Share, together with the accrued and unpaid dividends thereon through the Closing Date (determined in accordance with the Certificate of Incorporation), payable to the holder thereof in accordance with Section 1.03 and Section 1.09 below; provided that no holder of Class A Common Shares shall be entitled to receive any portion of the Class A Merger Consideration unless and until such holder has executed and delivered to Parent a Letter of Transmittal and otherwise complied with the requirements of Section 1.03 hereof. The aggregate consideration to which holders of Class A Common Shares become entitled pursuant to this Section 1.02(a) is referred to herein as the “Class A Merger Consideration.”

(b) As set forth on the Consideration Schedule, each Class B Common Share issued and outstanding and, if subject to vesting, vested immediately prior to the Effective Time, regardless of whether vesting occurs pursuant to the terms of the associated equity purchase agreement or at the election of the Company’s board of directors (other than (x) any Class B Common Shares to be canceled pursuant to Section 1.02(h) and (y) any Dissenting Shares) (each such share, a “Class B Common Share”) will be converted into the right to receive an amount in cash equal to the Per Share Portion of the Final Residual Cash Consideration; provided that (i) at the Closing, the amount to be paid with respect to each Class B Common Share will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 and Section 1.09 below and (ii) no holder of Class B Common Shares shall be entitled to receive any portion of the Class B Merger Consideration unless and until such holder has executed and delivered to Parent a Letter of Transmittal and otherwise complied with the requirements of Section 1.03 hereof. The aggregate consideration to which holders of Class B Common Shares become entitled pursuant to this Section 1.02(b) is referred to herein as the “Class B Merger Consideration.”

(c) As set forth on the Consideration Schedule, each Class C Common Share issued and outstanding immediately prior to the Effective Time (other than (x) any Class C Common Shares to be canceled pursuant to Section 1.02(h) and (y) any Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Per Share Portion of the Final Residual Cash Consideration; provided that (i) at the Closing, the amount to be paid with respect to each Class C Common Share will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with Section 1.03 and Section 1.09 below and (ii) no holder of Class C Common Shares shall be entitled to receive any portion of the Class C Merger Consideration unless and until such holder has executed and delivered to Parent a Letter of Transmittal and otherwise complied with the requirements of Section 1.03 hereof. The aggregate consideration to which holders of Class C Common Shares become entitled pursuant to this Section 1.02(c) is referred to herein as the “Class C Merger Consideration”).

(d) For purposes of this Agreement, the term “Closing Residual Cash Consideration” means (i) $2,800,140,000.00 (the “Base Consideration”), minus (ii) the Class A Merger Consideration, minus (iii) the amount of Indebtedness of the Company and the Company Subsidiaries outstanding as of the Reference Time, such Indebtedness being the “Closing Debt”); provided that, for the sake of clarity and notwithstanding the Reference Time definition, the aggregate amount of such Closing Debt shall be calculated including any premium or other fee, penalty or cost of any kind, character or description to be paid in respect of such Closing Debt by virtue of the Closing if any), plus (iv) the amount of Cash as of the Reference Time (the “Closing Cash”), minus (v) the aggregate amount of the Transaction Expenses as of the Reference Time, plus (vi) the aggregate exercise price of the Options (excluding Options canceled for no consideration pursuant to Section 1.04), plus (vii) if Company Working Capital as of the Reference Time is greater than the Upper Target, an amount equal to the result of (A) the Company Working Capital as of the Reference Time minus (B) the Upper Target, minus (viii) if Company Working Capital as of the Reference Time is less than the Lower Target, an amount equal to the result of (A) the Lower Target minus (B) the Company Working Capital as of the Reference Time, (ix) to the extent the Company Working Capital as of the Reference Time is less than the Upper Target and greater than the Lower Target, no adjustment shall be made to the Closing Residual Cash Consideration, minus (x) the Adjustment Escrow Amount, minus (xi) the Specified Matters Escrow Amount, and plus (xii) the Interest Component, if applicable, in each case of the foregoing clauses (i) through (xii), as determined by the Company in good faith and set forth in the Closing Residual Cash Consideration Calculation.

(e) For purposes of this Agreement, the term “Final Residual Cash Consideration” means the Closing Residual Cash Consideration as finally determined pursuant to Section 1.10.

(f) For purposes of this Agreement, the term “Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the aggregate number of Class B Common Shares and Class C Common Shares (other than Class B Common Shares and Class C Common Shares to be canceled pursuant to Section 1.02(h)), plus (ii) the aggregate number of Class B Common Shares issuable upon exercise of all Options (excluding Options canceled for no consideration pursuant to Section 1.04), in each case as of immediately prior to the Effective Time.

(g) For purposes of this Agreement, the term “Options” means all options to acquire Class B Common Shares which are vested and exercisable (or which will become vested and exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or at the election of the Company’s board of directors)), as of immediately prior to the Effective Time.

(h) Each Common Share held immediately prior to the Effective Time by the Company as treasury shares, by any of the Company’s Subsidiaries, or by Parent, Merger Sub or their respective Subsidiaries and Affiliates will be canceled and no payment will be made with respect thereto.

(i) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.03 Payment; Exchange of Certificates; Lost Certificates.

(a) The Paying Agent will act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented Common Shares entitled to payment pursuant to Section 1.02. On or promptly following the Closing Date, the Paying Agent will pay (from the funds deposited with the Paying Agent pursuant to Section 2.01(b)) each holder of Common Shares (each, a “Stockholder”) who has surrendered his, her or its certificates representing such Stockholder’s Common Shares (if such Common Shares are certificated) and delivered a duly executed and completed letter of transmittal substantially in the form of Exhibit E attached hereto (the “Letter of Transmittal”), representing the number of Common Shares held by such Stockholder, the amount of cash to which such Stockholder is entitled under Section 1.02. Surrendered certificates will forthwith be canceled. Until so surrendered and exchanged, each such certificate will represent from and after the Effective Time solely the right to receive the Merger Consideration into which the shares it theretofore represented will have been converted pursuant to Section 1.02. Notwithstanding the foregoing, if any such certificate will have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, and delivery of an otherwise duly completed and executed Letter of Transmittal, the Paying Agent will issue, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Common Shares represented by such certificate, as contemplated by this Section 1.03; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of any Merger Consideration to such Stockholder, require such Stockholder to provide a customary indemnity for the benefit of the Surviving Corporation and its Affiliates against any claim that may be made against the Surviving Corporation or its Affiliates with respect to such lost, stolen or destroyed certificate. After the Closing Date, there will be no transfers on the share transfer books of the Surviving Corporation of Common Shares. If, after the Closing Date, certificates representing such Common Shares are presented to the Surviving Corporation, they will be canceled and exchanged as provided in this Section 1.03. No interest will be paid or will accrue on the Merger Consideration payable upon delivery of a Letter of Transmittal and, if applicable, the surrender of any certificate. All cash paid upon the surrender of certificates in accordance with the terms of this Section 1.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares previously represented by such certificates. None of the Paying Agent, Parent, Merger Sub, the Company or the Representative will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 1.03 (and any interest or other income earned thereon) that remains unclaimed by the Stockholders 12 months after the Effective Time, shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged such Common Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Common Shares without any interest thereon.

1.04 Options. The Company will cause all outstanding Options to be canceled effective as of the Effective Time, at which time each holder of an Option (an “Optionholder”) will be entitled, in accordance with Section 1.09 and as set forth on the Consideration Schedule, to receive from Parent an amount in cash equal to the product of (a) the excess of the Per Share Portion of the Final Residual Cash Consideration over the applicable exercise price per share of such Option, multiplied by (b) the number of Class B Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time, less applicable Taxes withheld; provided that at the Closing, the amount to be paid with respect to each Option will be based upon the Closing Residual Cash Consideration, payable to the holder thereof in accordance with this Section 1.04. For any Options for which the exercise price of such Option is greater than or equal to the Per Share Portion of the Closing Residual Cash Consideration allocable to such Option, such Option will be terminated for no consideration. The aggregate consideration to which Optionholders become entitled pursuant to this Section 1.04 is collectively referred to herein as the “Option Merger Consideration.” Parent will cause the Surviving Corporation or one of its Subsidiaries to pay the Option Merger Consideration to the Optionholders promptly following the Closing Date through the Surviving Corporation’s or the applicable Subsidiary’s payroll; provided that no Optionholder will be paid, and is not entitled to, his or her portion of the Option Merger Consideration until he or she has executed and delivered to the Company an option cancellation agreement substantially in the form of Exhibit F attached hereto (an “Option Cancellation Agreement”). Parent will cause the Surviving Corporation or the applicable Subsidiary to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.04.

1.05 Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

1.06 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.07 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation.

1.08 Calculation of Closing Residual Cash Consideration. At least three (3) Business Days prior to the Closing Date, the Company will deliver to Parent its good faith calculation of the Closing Residual Cash Consideration (the “Closing Residual Cash Consideration Calculation”), setting forth (a) an estimate of the Class A Merger Consideration, (b) an estimate of the Closing Debt and instructions for repayment of any Closing Debt for borrowed money, (c) an estimate of the Closing Cash, (d) an estimate of the aggregate amount of the Transaction Expenses as of immediately prior to the Effective Time, and instructions for payment thereof, (e) an estimate of the aggregate exercise price of the Options (excluding Options canceled for no consideration pursuant to Section 1.04) and (f) in substantially the same form (including the same line items) as the Sample Working Capital Statement, an estimate of Company Working Capital, together with reasonable supporting documentation and calculations, in each case of subsections (a)-(f) above determined in accordance with this Agreement, including the defined terms herein, and the Accounting Principles.

1.09 Consideration Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Consideration Schedule”) setting forth, each Stockholder’s aggregate Per Share Portion with respect to such Stockholder’s Common Shares, and each Optionholder’s aggregate Per Share Portion with respect to such Optionholder’s Options, in each case, of (a) the Closing Residual Cash Consideration, (b) the Representative Reserve Fund, (c) the Adjustment Escrow Account and (d) the Specified Matters Escrow Account. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Parent or the Surviving Corporation or any of their respective Affiliates, it is expressly acknowledged and agreed that Parent, Merger Sub, the Surviving Corporation and their respective Affiliates shall be entitled to rely on the allocation of the Merger Consideration among the Stockholders and the Optionholders set forth in the Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event shall Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates have any liability to any Person (including the Representative and any of the Stockholders and Optionholders) in connection with any claims relating to any misallocation of the Merger Consideration among the Stockholders and the Optionholders set forth in the Consideration Schedule, any determination by the Representative in connection therewith, or payments made by any Person (including Parent, Merger Sub, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates) in accordance therewith.

1.10 Final Residual Cash Consideration.

(a) As promptly as practicable, but in any event within 75 days after the Closing Date, Parent will deliver to the Representative (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (the “Closing Balance Sheet”) and (ii) its good faith calculation of the Final Residual Cash Consideration (together, the “Closing Statement”), setting forth Parent’s calculation of (A) the Class A Merger Consideration, (B) the Closing Debt, (C) Closing Cash, (D) the aggregate amount of the Transaction Expenses as of the Reference Time, (E) the aggregate exercise price of the Options (excluding Options canceled for no consideration pursuant to Section 1.04) and (F) in substantially the same form (including the same line items) as the Sample Working Capital Statement attached hereto as Exhibit G, an estimate of Company Working Capital. The Closing Balance Sheet will be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet. The Closing Statement will be derived from the Closing Balance Sheet and will, with respect to all of the amounts taken into account in calculating the Final Residual Cash Consideration (as well as the Final Residual Cash Consideration resulting therefrom), be prepared in accordance with the applicable definitions in this Agreement. The Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Parent or the Surviving Corporation or any other transaction entered into by Parent or the Surviving Corporation in connection with the consummation of the transactions contemplated hereby and (y) any of the plans, transactions or changes which Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or any of its assets or liabilities.

(b) Parent will, and will cause the Surviving Corporation and its Subsidiaries to, (i) reasonably assist the Representative and its representatives in the review of the Closing Statement and provide the Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation and its Subsidiaries involved in the preparation of the Closing Statement for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with the Representative and its representatives in connection with such review, including providing on a timely basis all other information the Representative reasonably considers necessary or useful in connection with its review of the Closing Statement. The calculations contained in the Closing Statement delivered by Parent to Representative shall be final and binding, and deemed accepted by, the Representative unless the Representative delivers to Parent a written statement setting forth its objections to the Closing Statement (an “Objections Statement”), which statement will identify in reasonable detail those items to which the Representative objects (the “Disputed Items” and the Representative’s good faith calculation of the Disputed Items) within 30 days after delivery of the Closing Statement to the Representative. If an Objections Statement is delivered to Parent, the Representative and Parent will negotiate in good faith to resolve in writing the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Parent and the Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within 30 days (or such longer period as Parent and the Representative may agree in writing) after the delivery of the Objections Statement to Parent, the Representative and Parent will submit any unresolved Disputed Items (and only such matters) to the Atlanta office of Ernst & Young LLP (the “Accounting Firm”) for review and resolution. The Representative and Parent will instruct the Accounting Firm to make a final determination of the Disputed Items in accordance with the guidelines and procedures set forth in this Agreement. Parent and the Representative will cooperate with the Accounting Firm during the term of its engagement and will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Representative, on the other hand. Parent and the Representative will also instruct the Accounting Firm to, and the Accounting Firm will, make its determination based solely on the terms, guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the Final Residual Cash Consideration resulting therefrom will become final and binding on the parties hereto on the date that the Accounting Firm delivers its final resolution in writing to Parent and the Representative (which final resolution will be requested by the parties to be delivered not more than 30 days following submission of the Disputed Items), and such resolution by the Accounting Firm will not be subject to court review or otherwise be appealable. The fees, costs and expenses of the Accounting Firm will be allocated between Parent, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Parent, on the one hand, and the

Representative (on behalf of the Stockholders and Optionholders), on the other hand, bears to the amount actually contested by such Person, as determined by the Accounting Firm. For example, if the Representative claims that the Final Residual Cash Consideration is one thousand dollars ($1,000) greater than the amount determined by Parent, and Parent contests only five hundred dollars ($500) of the amount claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative (on behalf of the Stockholders and Optionholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (on behalf of the Stockholders and Optionholders).

(c) If the Final Residual Cash Consideration as finally determined pursuant to Section 1.10(b) is greater than the Closing Residual Cash Consideration (such amount, the “Excess Consideration”), then, within five (5) Business Days after the determination of the Final Residual Cash Consideration, (x) Parent will pay an amount equal to the lesser of (A) the Excess Consideration and (B) $8,000,000.00, and (y) Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account all of the funds then deposited in such account, in each case, as directed by the Representative, (i) to the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion of such amounts described in the foregoing clauses (x) and (y) allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s aggregate Per Share Portion with respect to such Stockholder’s Common Shares) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (ii) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of such amounts described in the foregoing clauses (x) and (y) allocable to the Optionholders (less applicable Taxes withheld), and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s aggregate Per Share Portion with respect to such Optionholder’s Options) through the Surviving Corporation’s or the applicable Subsidiary’s payroll.

(d) If the Final Residual Cash Consideration as finally determined pursuant to Section 1.10(b) is less than the Closing Residual Cash Consideration (such amount the “Shortfall Consideration”), then, within five Business Days after the determination of the Final Residual Cash Consideration, Parent and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (i) release from the Adjustment Escrow Account an amount equal to the lesser of (A) the Shortfall Consideration and (B) all of the funds then deposited in the Adjustment Escrow Account, and (ii) if any amount remains in the Adjustment Escrow Account following such payment described in the foregoing clause (i), release such remaining amount out of the Adjustment Escrow Account as follows (x) to the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion of such remaining amounts allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s aggregate Per Share Portion with respect to such Stockholder’s Common Shares) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (y) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the

Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of such remaining amount allocable to the Optionholders (less applicable Taxes withheld), and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s aggregate Per Share Portion with respect to such Optionholder’s Options) through the Surviving Corporation’s or the applicable Subsidiary’s payroll.

(e) All payments required pursuant to Section 1.10(c) and Section 1.10(d) will be deemed to be adjustments for Tax purposes to the Closing Residual Cash Consideration.

(f) Parent, the Company and, effective upon the Closing, the Surviving Corporation and its Subsidiaries shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local, or non-U.S. law; provided that if Parent determines that an amount is required to be deducted or withheld (other than payments with respect to any Optionholder and other payments treated as compensation), Parent shall (i) use commercially reasonable efforts to, at least five Business Days prior to the payment of such amount, provide the Representative with written notice of its intent to deduct and withhold and (ii) cooperate in good faith with the Representative to reduce or eliminate the deduction or withholding of such amount, and (iii) shall, to the extent reasonably possible, provide each affected Company Stockholder or the Representative, as applicable, a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such payment is otherwise required to be made.

1.11 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. Eastern Time on a date to be specified by Parent and the Company, which shall be no later than the third Business Day following satisfaction or waiver (by the Person entitled to the benefit thereof) of the conditions set forth in Section 3.01 and Section 3.02 (other than those conditions which by their terms or nature are to be performed or satisfied at the Closing; provided that such conditions are satisfied (or waived by the Person entitled to the benefit thereof) at the Closing); provided, further, that, to the extent Parent has not received the proceeds from its debt financing described in Section 6.06 on or prior to such date, Parent will be under no obligation to consummate the Closing prior to the earlier to occur of (i) three (3) Business Days following receipt of such proceeds and (ii) December 27, 2016. The date of the Closing is herein referred to as the “Closing Date.”

1.12 Appraisal Rights. Each Common Share that is issued and outstanding immediately prior to the Effective Time that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the DGCL have been duly and validly demanded, will not be converted into the right to receive any portion of the applicable Merger Consideration and will be converted into the right to receive payment from the

Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such Common Share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such Common Share will thereupon be deemed, as of the Effective Time, to have been canceled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such certificate, if applicable, and the delivery of a duly executed and completed Letter of Transmittal in accordance with Section 1.03, a portion, without interest, of the Merger Consideration payable with respect to such Common Share. From and after the Effective Time, a holder of Dissenting Shares shall no longer be entitled to vote his, her or its Common Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Common Shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Common Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.” Parent shall be entitled to retain (or receive from the Paying Agent) any Merger Consideration that otherwise would have been paid in respect of the Dissenting Shares pending resolution of the claims of such holders, and, subject to this Section 1.12, no Stockholder shall be entitled to any portion of such retained Merger Consideration.

1.13 Representative Reserve Fund. An amount in cash equal to $500,000.00 (the “Representative Reserve Fund”) will be withheld from the Closing Residual Cash Consideration at Closing and will be paid by Parent to the Representative, or its designee, pursuant to payment instructions delivered by the Representative to Parent. The Representative Reserve Fund will be retained by the Representative, or its designee, and will be used by the Representative solely to satisfy any potential payments to be made by Stockholders and Optionholders (including pursuant to Section 1.10(d)) or the Representative hereunder (including with respect to any costs or expenses incurred in connection with the adjustment provisions contained in Section 1.10) and to pay any expenses of the Representative in connection with its acting as the Representative pursuant to this Agreement. The Representative Reserve Fund will be retained by the Representative until such time as the Representative determines in its sole discretion, provided that the Representative Reserve Fund will be retained until at least the Final Residual Cash Consideration has been determined pursuant to Section 1.10. At such time as the Representative determines to release the Representative Reserve Fund to the Stockholders and Optionholders of the Company, the Representative will pay the remaining balance (if any) of the Representative Reserve Fund as follows: (i) to the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s aggregate Per Share Portion with respect to such Stockholder’s Common Shares) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (ii) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion allocable to the Optionholders, and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s aggregate Per Share Portion with respect to such Optionholder’s Options) through the Surviving Corporation’s or the applicable Subsidiary’s payroll. For tax purposes, the Representative Reserve Fund will be treated as having been received and voluntarily set aside by the Stockholders and Optionholders at the time of Closing. The parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Reserve Fund.

1.14 Adjustment Escrow Account. At the Closing, Parent shall pay an amount equal to $8,000,000.00 (the “Adjustment Escrow Amount”) to SunTrust Bank (the “Escrow Agent”) to be held and delivered by the Escrow Agent in accordance with the terms and provisions of an escrow agreement to be entered into among Parent, the Representative and the Escrow Agent in form and substance mutually acceptable to Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). The Adjustment Escrow Amount shall be placed in a single escrow account (the “Adjustment Escrow Account”) for disbursement pursuant to this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall be established for purposes of any Shortfall Consideration, as set forth in Section 1.10(d).

1.15 Specified Matters Escrow Account. At the Closing, Parent shall pay an amount equal to $5,500,000.00 (the “Specified Matters Escrow Amount”) to the Escrow Agent to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. The Specified Matters Escrow Amount shall be placed in a single escrow account (the “Specified Matters Escrow Account”) for disbursement pursuant to this Agreement and the Escrow Agreement. The Specified Matters Escrow Amount shall be established solely as security for the indemnification obligations of the Stockholders and Optionholders for Specified Matters set forth in Section 1.02(a)(B) of Schedule 10.01.

ARTICLE II

THE CLOSING

2.01 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto will consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Company and Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) in accordance with Section 1.03, Parent will deposit, by wire transfer of immediately available funds, into a custodial account established pursuant to the terms and conditions of a paying agent agreement entered into prior to Closing by and among Parent, the Representative and the Paying Agent in substantially the form attached hereto as Exhibit H (the “Paying Agent Agreement”), an amount (to be paid out in accordance with Section 1.03) equal to (i) the Class A Merger Consideration, plus (ii) the Closing Residual Cash Consideration (as determined in accordance with Section 1.02), minus (iii) the Option Merger Consideration, minus (iv) the portion of the Representative Reserve Fund allocable to the Stockholders;

(c) Parent will deposit with the Company, by wire transfer of immediately available funds, an amount equal to (i) the Option Merger Consideration, minus (ii) the portion of the Representative Reserve Fund allocable to the Optionholders, to be paid out in accordance with Section 1.04;

(d) Parent will pay (i) an amount equal to the Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Adjustment Escrow Account and (ii) an amount equal to the Specified Matters Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Specified Matters Escrow Account;

(e) the Company will deliver to Parent payoff letters with respect to the Closing Debt set forth on Schedule 2.01(e) and will make arrangements reasonably satisfactory to Parent for holders of such Closing Debt to deliver all related Lien releases to Parent as soon as practicable after the Closing;

(f) Parent will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then-outstanding balance of all Closing Debt set forth on Schedule 2.01(e), by wire transfer of immediately available funds to the account(s) designated by the holders of such Closing Debt in the related payoff letters;

(g) Parent will pay, or cause to be paid, on behalf of the Stockholders, Optionholders and the Company and its Subsidiaries (as applicable), the aggregate amount of the Transaction Expenses by wire transfer of immediately available funds as directed by the Representative;

(h) Parent will pay an amount equal to the Representative Reserve Fund to the Representative, or its designee, by wire transfer of immediately available funds to an account designated by the Representative; and

(i) Parent, the Company and the Representative (on behalf of the Stockholders and Optionholders) will make such other deliveries as are required by Article III.

ARTICLE III

CONDITIONS TO CLOSING

3.01 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing.

(a) (i) the Company Fundamental Representations (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such Company Fundamental Representations (other than such Company Fundamental Representations that address matters as of particular dates, which shall be true and correct in all material respects as of such dates) and (ii) (A) the other representations and warranties set forth in Article IV (other than those representations and warranties that address matters as of particular dates) (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (B) the representations and warranties set forth in Article IV that address matters as of particular dates

(disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct as of such dates except where the failure of such representations and warranties referenced in the immediately preceding clauses (A) and (B) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) The Company has performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or been received;

(d) No Order has been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful in any material respect the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Requisite Shareholder Approval shall have been obtained and be in full force and effect;

(f) Since the date of this Agreement, no Material Adverse Effect shall have occurred or arisen;

(g) The Company (or the Representative) will have delivered to Parent each of the following:

(i) a certificate of the Company, executed and delivered by Michael Corkery, Michael Krone and Robert Walton, dated as of the Closing Date, stating that the conditions specified in Section 3.01(a) and Section 3.01(b) above, as they relate to the Company, have been satisfied;

(ii) an affidavit from the Company, under penalties of perjury, stating that the Company is not a United States real property holding corporation, dated as of the Closing Date and in the form attached hereto as Exhibit I;

(iii) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement;

(iv) a written resignation, effective as of the Closing Date, from each individual set forth on Schedule 3.01(g)(iv), in form and substance reasonably satisfactory to Parent;

(v) a certificate of good standing of the Company, issued within 10 days of the Closing Date by the Secretary of State of the State of Delaware; and

(vi) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, certifying as to (A) the certificate of incorporation and the bylaws of the Company (the “Company Organizational Documents”), including any amendments thereto and (B) the Stockholder Consent.

(h) The Escrow Agreement shall have been duly executed and delivered by the Representative; and

(i) The Paying Agent Agreement shall have been duly executed and delivered by the Representative.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

3.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) (i) The representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates) (disregarding all materiality and Material Adverse Effect qualifications contained therein) will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (ii) the representations and warranties set forth in Article V (disregarding all materiality and Material Adverse Effect qualifications contained therein) that address matters as of particular dates will be true and correct in all material respects as of such dates;

(b) Parent and Merger Sub will have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The waiting period or required approval applicable to the transactions contemplated by this Agreement under the HSR Act will have expired (or early termination will have been granted) or been received;

(d) No Order has been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful in any material respect the transactions contemplated by this Agreement, or cause such transactions to be rescinded; and

(e) Parent has delivered to the Representative (on behalf of the Stockholders, Optionholders and the Company, as applicable) each of the following:

(i) a certificate of Parent, dated as of the Closing Date, stating that the conditions specified in Section 3.02(a) and Section 3.02(b) above have been satisfied;

(ii) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement; and

(iii) certified copies of the resolutions duly adopted by Parent, as Merger Sub’s sole stockholder, approving the Merger.

(f) The Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent; and

(g) The Paying Agent Agreement shall have been duly executed and delivered by the Parent and the Escrow Agent.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement, and as of the Closing Date, that, subject to Section 9.06, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”):

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and all material government licenses, authorizations, permits, consents and approvals required to carry on its business as it is now being conducted. The Company is duly registered, qualified and authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such registration, qualification or authorization, except for those jurisdictions where the failure to be so registered, qualified, in good standing or authorized would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the Company Organizational Documents and Organizational Documents for each Subsidiary of the Company (each a “Company Subsidiary”) which is an operating entity and not a shell, holding company or inactive entity, as amended and in effect on the date of this Agreement, have been made available to Parent. Neither the Company nor, in any material respect, any Company Subsidiary is in material breach of its respective Organizational Documents.

4.02 Subsidiaries. Schedule 4.02 sets forth a correct and complete list of all Subsidiaries of the Company. Each Subsidiary set forth on Schedule 4.02 is a corporation, a limited liability company or other entity, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each such Subsidiary has the requisite corporate, limited liability company or similar power and authority, as applicable, and all material government licenses, authorizations, permits, consents and approvals required, to carry on its business as it is now being conducted. Each such Subsidiary is duly registered, qualified or authorized (including in respect of state qualifications) to do business and is in good standing as a foreign corporation, limited liability company or other entity, as applicable, and to the extent applicable, in each jurisdiction where the nature of its business requires registration, qualification or authorization, except for those jurisdictions where the failure to be so registered, qualified, in good standing or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

4.03 Capitalization. The authorized capital stock of the Company consists of (i) 750,000 Class A Common Shares, par value $0.01 per share, of which (as of the date hereof) 39,042 shares are issued and outstanding, (ii) 125,000,000 Class B Common Shares, of which (as of the date hereof) 94,300,029 shares are issued and outstanding, and (iii) 125,000,000 Class C Common Shares, of which (as of the date hereof) 2,764,716 shares are issued and outstanding. All of the outstanding Common Shares and Options (x) have been duly authorized and are validly issued and non-assessable and were issued in accordance with all securities Laws and (y) are held of record, and beneficially, free and clear of any Liens other than Permitted Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Common Shares or Options, as applicable, except as may exist in the Stockholders’ Agreement, dated as of October 10, 2012, by and among the Company and the Stockholders and Optionholders party thereto (the “Stockholders’ Agreement”)), as of the date hereof, by the Persons set forth on Schedule 4.03. Except for the Options, the Option Plan and as may exist in the Stockholders’ Agreement, there are no rights, subscriptions, warrants, or options to purchase or otherwise acquire any shares of capital stock of the Company or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company. There are no current and outstanding obligations of the Company or any Company Subsidiary to repurchase or redeem any equity securities of the Company.

4.04 Authorization; No Breach; Valid and Binding Agreement.

(a) The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors, has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved the consummation of the transactions contemplated hereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the Stockholders approve this Agreement and the Merger, and (v) directed that this Agreement and the Merger be submitted to the Stockholders for their approval. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (x) have been duly and validly authorized by all requisite action, corporate or otherwise, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and (y) are within the Company’s corporate powers. This Agreement has been duly executed and delivered by the Company and, when the Requisite Stockholder Approval is obtained, assuming that this Agreement is a valid and binding obligation of the other parties hereto, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except as have been obtained on or prior to the date hereof, the Requisite Stockholder Approval is the only vote of the Stockholders required to approve this Agreement and the Merger.

(c) Except as set forth on Schedule 4.04(c), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien (other than a Permitted Lien) upon any material assets of the Company or any of its Subsidiaries under, or require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Body under, (i) the provisions of the Company’s or any of its Subsidiaries’ Organizational Documents (assuming the Requisite Stockholder Approval is obtained), (ii) any Significant Contracts, or (iii) any Law or Order to which the Company or any of its Subsidiaries is subject.

4.05 Financial Statements. Schedule 4.05 consists of true, complete and correct copies of: (i) the Company’s unaudited consolidated balance sheet as of September 30, 2016 (the “Latest Balance Sheet”) and the related statement of operations for the nine (9) month periods then ended September 30, 2016 and (ii) the Company’s audited consolidated balance sheet as of December 31, 2015 and the Company’s statements of income and cash flows for the fiscal year ended December 31, 2015 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (except as may be indicated in the notes thereto and subject in the case of the Latest Balance Sheet to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments which would be immaterial to the Company and its Subsidiaries, taken as a whole). The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.”

4.06 No Undisclosed Liabilities. Except as set forth on Schedule 4.06, neither the Company nor any Subsidiary has any liabilities or obligations of any kind, whether fixed, accrued, contingent, absolute, determined, determinable, other than liabilities or obligations which (i) are adequately reflected or reserved against in the Financial Statements, (ii) are working capital liabilities that have been incurred in the ordinary course of business after the Balance Sheet Date, (iii) have been incurred in connection with the transactions contemplated hereby, (iv) are disclosed in the Disclosure Schedules or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect. Except as set forth on Schedule 4.07 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) amended or modified, or proposed to amend or modify, its Organizational Documents;

(b) except for (i) issuances as may result from the exercise of Options outstanding as of the date of the Latest Balance Sheet or issued thereafter, (ii) issuances of replacement certificates for Common Shares and (iii) issuances of new certificates in connection with a transfer of Common Shares by the holder thereof, issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(c) declared, set aside or paid any distribution (in cash, stock or property) with respect to any securities of the Company (except for repurchases of such securities from the holders thereof pursuant to the terms of the agreements pursuant to which such securities were granted);

(d) split, combined or reclassified any Common Shares or Options;

(e) subjected any of its material properties or assets to any material Lien, except for Permitted Liens;

(f) sold, assigned or transferred any material portion of its tangible assets, except for inventory in the ordinary course of business and except for assets with de minimis or no book value;

(g) sold, leased, licensed, assigned or otherwise transferred, disposed of, or abandoned or failed to maintain any material Intellectual Property, except in the ordinary course of business consistent with past practice;

(h) made or granted any material bonus or any material compensation or salary increase to any current (or former) employee whose annual base salary is (or was at the time of his or her termination) in excess of $250,000 per year or $1,000,000 in the aggregate (except in the ordinary course of business in accordance with past practice), or made or granted any material increase in any employee benefit plan or arrangement (except in the ordinary course of business), or materially amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract (except in the ordinary course of business);

(i) made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees or related to lease agreements, in each case in the ordinary course of business);

(j) commenced or settled or offered or proposed to settle any material Legal Proceeding, any stockholder litigation against the Company or any Legal Proceeding that relates to the transactions contemplated by this Agreement;

(k) acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any properties, securities, interests, businesses or assets other than in the ordinary course of business;

(l) made any material change in its accounting policies, methods or principles;

(m) suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance;

(n) (i) made any capital expenditure (or series of related capital expenditures) or commitment therefor outside the ordinary course of business and in excess of $500,000 individually or $2,500,000 in the aggregate or (ii) failed to make any capital expenditure in the amounts and at the times contemplated by the Company’s business plan and budget for this fiscal year;

(o) entered into or amended any contract relating to Indebtedness described in clause (a) of the definition thereof or the mortgaging or pledging of, or otherwise placing a material Lien on, any material asset or group of material assets of the Company or such Company Subsidiary, as applicable;

(p) (i) failed to manage in any material respect its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business and in amounts that are consistent with past practice and (ii) has not incurred deferred revenue in amounts or in transactions inconsistent in any material respect with past practice;

(q) entered into, amended or modified in any material respect or terminated any Significant Contract (or contract that would have been a Significant Contract had such contract not been terminated) or any waiver, release or assignment of any material rights, claims or benefits of the Company or any Company Subsidiary under any such contract;

(r) made, changed or revoked any material Tax election, adopted or changed any material method of Tax accounting, filed any material amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to claim a material Tax refund, material offset or other material reduction in Tax liability, failed to pay any material Taxes as they became due and payable, incurred any material liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice or granted any extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or its Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired; or

(s) agreed or committed, whether verbally or in writing, to do any of the foregoing.

4.08 Litigation. Except as set forth on Schedule 4.08, as of the date hereof, there are no, and since January 1, 2015 there have been no, material Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, at law or in equity. Neither the Company nor its Subsidiaries is subject to any outstanding Order which would reasonably be expected to have a Material Adverse Effect.

4.09 Compliance with Laws; Permits. Except as set forth on Schedule 4.09, the Company and each of its Subsidiaries is in compliance in all material respects with all Laws applicable to their respective businesses or operations as presently conducted. Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with a material violation of any such Laws. To the Company’s Knowledge, the Company and its Subsidiaries currently have all material Permits that are required for the operation of their respective businesses as presently conducted. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

4.10 Contracts and Commitments.

(a) Schedule 4.10(a) sets forth a list as of the date of this Agreement of each of the following types of contracts to which any of the Company or its Subsidiaries is a party (each, a “Significant Contract” and, collectively, the “Significant Contracts”):

(i) collective bargaining agreement or other agreement with any labor organization;

(ii) any (A) change of control, retention or severance agreement or arrangement or (B) employment agreement (x) with any employee of the Company or its Subsidiaries which provides for mandatory annual salary and cash bonus in the aggregate of in excess of $200,000 or (y) which includes any bonus or other amount payable in connection with the transactions contemplated hereby;

(iii) stock purchase plan, stock option plan or similar plan;

(iv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit (whether incurred, assumed, guaranteed or secured by any asset), in each case having an outstanding principal amount in excess of $1,000,000, other than (A) accounts receivables and payables, and (B) loans to or intercompany indebtedness between Subsidiaries;

(v) lease or other contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000 during the fiscal year ended 2015;

(vi) any contract containing a covenant not to compete granted by the Company or any of its Subsidiaries in favor of a third party that impairs or restricts the business of the Company and its Subsidiaries as currently conducted;

(vii) any contract (i) providing for the Company or any of its Subsidiaries to be the exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company or any of its Subsidiaries exclusive or preferred rights of any kind, (ii) providing for any Person to be the exclusive or preferred provider of any product or service to the Company or any of its Subsidiaries, or that otherwise involves the granting by the Company or any of its Subsidiaries to any Person of exclusive or preferred rights, (iii) providing for the Company or any of its Subsidiaries to grant any Person a right of first refusal or right of first offer on the sale of any part of its assets or business or (iv) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the Company and its Subsidiaries;

(viii) any contract pursuant to which the Company or any of its Subsidiaries obtains any right to use, or covenant not to be sued under, any Intellectual Property (other than any license for commercial off-the-shelf Software that is generally available with annual payments by the Company or its Subsidiaries of less than $500,000);

(ix) any contract pursuant to which the Company or any of its Subsidiaries grants any right to use, or covenant not to be sued under, any Owned Intellectual Property (other than any nonexclusive licenses granted to customers in the ordinary course of business);

(x) any contract entered into during the three year period ending on the date hereof relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock of any other Person, in each case (A) for consideration in excess of $500,000 or the equivalent in other currencies or (B) pursuant to which any liabilities or obligations of the Company or its Subsidiaries remain outstanding;

(xi) contract or group of related contracts with the same party for the purchase of products or services, that involved payments by the Company or any of its Subsidiaries during fiscal year 2015 of at least $1,000,000 (other than purchase orders entered into in the ordinary course of business; provided that any master agreement or similar agreement that governs such purchase orders that, in the aggregate, meet the threshold of this (xi) will be a Significant Contract);

(xii) contract or group of related contracts with the same party for the sale of products or services that involved payments to the Company or any of its Subsidiaries during fiscal year 2015 of at least $1,000,000 (other than sales orders entered into in the ordinary course of business; provided that any master agreement or similar agreement that governs such sale orders that, in the aggregate, meet the threshold of this (xii) will be a Significant Contract);

(xiii) any joint venture or similar arrangements with third parties in which the amount involved exceeds $250,000 per annum;

(xiv) any contract with any Governmental Body that involved payments to the Company or any of its Subsidiaries of at least $100,000 during fiscal year 2015;

(xv) other than incentive equity agreements entered into by and between the Company and its directors, officers and employees, any equityholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of equity interests in the Company or such Company Subsidiary, as applicable.

(xvi) any contract that contains any provision pursuant to which the Company or any of the Company’s Subsidiaries is obligated to indemnify or make any indemnification payments to any Person (other than any such contract entered into in the ordinary course of business).

(xvii) other than incentive equity agreements entered into by and between the Company and its directors, officers and employees, any contract with (A) any Stockholder, Optionholder or Affiliate of either (other than employment agreements) or (B) any Person, to the Company’s Knowledge, directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any Stockholder, Optionholder or Affiliate of either; or

(xviii) other than incentive equity agreements entered into by and between the Company and its directors, officers and employees, any contract with any director or officer of the Company or any Company Subsidiary or any Person who is, to the Company’s Knowledge, an “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934) of any such director or officer.

(b) Except as disclosed in Schedule 4.10(b), (i) each Significant Contract is a legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, and is enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (ii) the Company or one of its Subsidiaries, as the case may be, has performed all material obligations required to be performed by it to date under the Significant Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) each Significant Contract is in full force and effect. To the Company’s Knowledge, none of the other parties to any such Significant Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date hereof, the Company or one of its Subsidiaries, as the case may be, has not received written notice to the effect that any other party to any Significant Contract intends to cancel, terminate, breach or attempt to materially and detrimentally alter the terms of any such Significant Contract, or to exercise or not to exercise any option to renew thereunder. As of the date hereof, the Company has made available to Parent a true, correct and complete copy of each Significant Contract, together with all material exhibits thereto and all material amendments thereto.

4.11 Employment and Labor Matters. Except as set forth on Schedule 4.11, (a) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, (b) neither the Company nor any of its Subsidiaries has experienced any strike, work stoppage, walkout, or other material labor dispute within the past two years, (c) to the Company’s Knowledge, there are no current union organizing efforts or representational demands involving employees of the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities within the last three (3) years that violate the WARN Act and (e) to the Company’s Knowledge, each independent contractor and salaried overtime-exempt employee of the Company or any of its Subsidiaries has been properly classified as such, except as such misclassifications would not, individually or in the aggregate, result in any material liability to the Company.

4.12 Tax Matters. Except as set forth on Schedule 4.12:

(a) The Company and its Subsidiaries have duly and timely filed all federal and other material Tax Returns that are required to be filed by them in accordance with all applicable Laws, and all such Tax Returns were true, correct and complete in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been duly and timely paid, or withheld and remitted, to, the appropriate taxing authority. All taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts paid to any employee, creditor or third party have been duly and timely paid to the appropriate taxing authority.

(b) There is no dispute, claim, audit, action, examination, proceeding, investigation, suit, deficiency or proposed or threatened adjustment concerning any Tax liability or Tax asset of the Company or any of its Subsidiaries claimed or raised by any taxing authority of which the Company or any of its Subsidiaries has received written notice.

(c) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries (excluding, in each case, any agreement entered into in the ordinary course of business and not principally related to Taxes, such as a lease or credit agreement) and has not been a member of an affiliated, consolidated, combined or unitary group (other than such group of which the Company is the parent).

(d) None of the Company or its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(e) No written claim has been made by any taxing authority in a jurisdiction where any of the Company or its Subsidiaries has not filed a Tax Return that it is or may be subject to a Tax by such jurisdiction.

(f) There is no pending claim for refund made by the Company or any of its Subsidiaries with respect to Taxes previously paid.

(g) None of the Company or its Subsidiaries has entered into any agreement or arrangement with any taxing authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions and waivers, has not expired.

(h) None of the Company and its Subsidiaries has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of (i) any change in method of accounting for a Tax period ending on or before the Closing Date, (ii) use of an improper method of accounting for a Tax period ending on or before the Closing Date, (iii) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing Date, (iv) any installment sale or open transaction commenced prior to the Closing Date, or (v) any prepaid amount received or paid prior to the Closing Date.

(j) In the past two (2) years, none of the Company or its Subsidiaries has been a party to a transaction qualifying under Section 355 of the Code.

4.13 Employee Benefit Plans.

(a) Except as listed on Schedule 4.13(a) or plans or arrangements for the benefit of employees or workers located primarily outside the United States (including any plan or arrangement required to be maintained or contributed to under the applicable Law of any country or jurisdiction outside the United States), with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any such Subsidiary sponsors, maintains or contributes to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) or any other material employee benefit plan, program or arrangement (the “Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company’s Knowledge, no event has occurred since the date of the most recent determination letter that would reasonably be expected to materially adversely affect the qualified status of such Plan. The Plans comply in all material respects in form and in operation with the requirements of the Code, ERISA, and other applicable Laws. The Company has made available to Parent, true, correct, and complete copies of the material Plan documents and summary plan descriptions, the most recent determination letter received from the IRS and the most recent IRS Form 5500 annual report (with applicable attachments) as filed.

(b) (i) With respect to the Plans, all material required contributions of the Company or any of its Subsidiaries due on or before the date hereof have been made or properly accrued on or before the date hereof and (ii) as of the date hereof, there are no Legal Proceedings pending, or to the Company’s Knowledge, threatened, with respect to any Plan other than routine claims for benefits.

(c) None of the Plans is subject to, and the Company and its Subsidiaries have no liability with respect to any ERISA Affiliate’s plan subject to, Title IV of ERISA or the minimum funding requirements of Section 412 of the Code and, except as set forth on Schedule 4.13(c), none of the Plans provides for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than as required under Code Section 4980B, or similar state Law). The Company and each of its Subsidiaries are not a participating or contributing employer in any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) with respect to employees of the Company or its Subsidiaries nor has the Company or any of its Subsidiaries incurred any withdrawal liability with respect to any multiemployer plan. For purposes of this Agreement, “ERISA Affiliate” shall mean any business or entity which is a member of a “controlled group of corporations” under “common control” or an “affiliated service group” with the Company within the meaning of any of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code or is under “common control” with the Company and its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

(d) Except as set forth on Schedule 4.13(d), the transactions contemplated by this Agreement, whether alone or together with any other event, will not give rise to any accelerated or increased benefit, under any Plan, including liability for severance pay, retention pay, unemployment compensation, termination pay or withdrawal liability.

(e) Except as set forth on Schedule 4.13(e), none of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law) (for purposes of determining whether any such agreement, contract, arrangement or plan would result in the payment of any “excess parachute payment,” no payments or benefits payable pursuant to agreements entered into between Parent or any of its Affiliates (or at its or their direction) and any “disqualified individual” (within the meaning of Code Section 280G) shall be taken into account).

(f) No current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries has any “gross up” agreement or other assurance of reimbursement for any Taxes, liabilities, interest or other obligations under Section 409A or 4999 of the Code.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and Internet domain names owned by the Company or any Subsidiary (the foregoing being, collectively, the “Company Registered Intellectual Property”). Schedule 4.14(a)(i) lists (i) the record owner of each such item of Company Registered Intellectual Property and (ii) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which each such application for issuance or registration of such item of Company Registered Intellectual Property has been filed. Except as set forth on Schedule 4.14(a)(ii), no registrations or applications for Company Registered Intellectual Property has expired or been canceled or abandoned except in accordance with the expiration of the term of such rights under applicable Law or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned.

(b) Except as set forth on Schedule 4.14(b), the Company or one of its Subsidiaries is the sole and exclusive owner of the material Owned Intellectual Property and holds all right, title and interest in and to all material Owned Intellectual Property Rights, free and clear of all Liens (except for Permitted Liens).

(c) Except as set forth in Schedule 4.14(c), the Company or one of its Subsidiaries owns or has a valid and enforceable license to use all Intellectual Property necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects.

(d) Except as set forth on this Schedule 4.14(d), to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as previously conducted and as currently conducted (including the products and services of the Company and its Subsidiaries) does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person.

(e) Except as set forth on Schedule 4.14(e), to the Company’s Knowledge, no third Person is infringing, violating or misappropriating any Intellectual Property owned by the Company or its Subsidiaries.

(f) Except as set forth on Schedule 4.14(f), there is no pending Legal Proceeding or, to the Company’s Knowledge, threatened claim that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property rights of any third Person.

(g) No Trade Secret or any other confidential, proprietary information material to the business of the Company or its Subsidiaries as currently conducted (including any source code for any Software developed by or on behalf of the Company or any Subsidiary) has been authorized to be disclosed or, to the Company’s Knowledge, has been actually disclosed by the Company or any Subsidiary to any third Person, other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such Trade Secrets and confidential, proprietary information.

(h) Except as set forth on Schedule 4.14(h), neither the Company nor any Subsidiary is a party to any source code escrow agreement or other agreement requiring the deposit of source code of any Software developed by or on behalf of the Company or any Subsidiary for the benefit of any third Person and no source code has ever been released to any third Person from any such escrow or deposit (or will be required to be released in connection with the transactions contemplated by this Agreement).

(i) To the Company’s Knowledge, there are no material defects in the Software owned by the Company or any Subsidiary and distributed to the Company’s or its

Subsidiaries’ customers that would prevent such Software from performing in accordance with the user specification for such Software provided to such customers in any material respect. To the Company’s Knowledge, none of the Software developed by or on behalf of the Company or any Subsidiary and included in the Owned Intellectual Property contains any software code that is licensed under any terms or conditions that require that such Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(j) All Company Registered Intellectual Property is, to the Company’s Knowledge, valid, enforceable, in full force and effect and subsisting in all respects.

(k) The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. The Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Except as set forth on Schedule 4.14(k), in the past three (3) years, there has been no unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby) in any material respect.

(l) For the past three (3) years, the Company and its Subsidiaries have at all times complied in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of their respective operations. For the past three (3) years, the Company and its Subsidiaries have at all times complied with all external-facing rules, policies and procedures established by the Company and its Subsidiaries from time to time with respect to the foregoing in all material respects. No claims have been asserted or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such applicable Laws or the rules, policies or procedures established by the Company and its Subsidiaries from time to time relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of their respective operations.

(m) With respect to all personal information referred to in Section 4.14(l) above, the Company and its Subsidiaries have at all times taken commercially reasonable steps (including implementing and monitoring technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

4.15 Assets; Properties.

(a) Except as set forth on Schedule 4.15(a), the Company and each Company Subsidiary owns good title to, or holds pursuant to valid and enforceable leases (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), all of the assets shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet. All such personal property is in good condition and repair (ordinary wear and tear excepted) in all material respects and fit for use in the ordinary course of business. The Company and each Company Subsidiary owns or has the right to use all of the material assets that are necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) Neither the Company nor its Subsidiaries own any real property and neither the Company nor its Subsidiaries are party to any agreement or option to purchase any real property or interest therein relating to the business of the Company or any Subsidiary. The real property demised by the leases described on Schedule 4.15(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 4.15(b), (i) the Leased Real Property leases (the “Leases”) are legal, valid, binding, enforceable and in full force and effect (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws, free and clear of any Liens, other than Permitted Liens, (ii) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Company’s Knowledge, there are no material disputes with respect to such Lease, (iii) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (iv) neither the Company nor any subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein, (v) there are no pending, or to the Company’s Knowledge, threatened material condemnation or similar proceedings related to any Leased Real Property. The Company has delivered or made available to Parent copies of each of the leases described on Schedule 4.15, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Lease is in breach or default in any material respect under any such leases and there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Subsidiary or, to the Company’s Knowledge, any other party to such Lease (or permit the termination, modification or acceleration of rent under such Lease), in each case, except for such breaches and defaults as to which requisite waivers or consents have been obtained or which would not individually or in the aggregate, be material.

4.16 Insurance. Schedule 4.16 lists each material insurance policy maintained by the Company and its Subsidiaries and a description of any pending claims made by the Company or any Company Subsidiary with respect thereto as of the date hereof. All such insurance policies are in full force and effect and copies of such policies have been made available to Parent. To the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policies, (ii) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with the Company’s and its Subsidiaries’ annual renewal process and (iii) there is no material claim pending regarding the Company or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed or reservation of rights exercised by the underwriters of such policies.

4.17 Environmental Compliance and Conditions. Except as set forth on Schedule 4.17:

(a) The Company and its Subsidiaries are in compliance with all Environmental Laws, except where the failure to comply would not have a Material Adverse Effect.

(b) The Company and its Subsidiaries hold and are in compliance with all Permits required under Environmental Laws to operate at the Leased Real Property and to carry on their businesses as now conducted, except where the failure to hold such Permits would not have a Material Adverse Effect.

(c) Since January 1, 2015, the Company and its Subsidiaries have not received any written notice from any Governmental Body regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees under Environmental Laws, the subject of which would have a Material Adverse Effect.

(d) Neither the Company nor its Subsidiaries have disposed of or released any Hazardous Substance at any Leased Real Property in violation of any Environmental Laws and so as to give rise to liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees under CERCLA or any other Environmental Laws, except for any such liabilities which would not have a Material Adverse Effect.

4.18 Affiliated Transactions. Except as set forth on Schedule 4.18, no officer, director, stockholder, manager or Affiliate of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such Person or, to the Company’s Knowledge, any entity in which any such Person owns a material beneficial interest, is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any material interest in any material assets used by the Company or its Subsidiaries, other than any agreement, contract, commitment or transaction which relates to such Person’s employment or other position (including as a director or officer) with the Company or its Subsidiaries. Except as set forth on Schedule 4.18, neither the Company nor, to the Company’s Knowledge, any of its Affiliates has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of the Company or any of its Subsidiaries, or in any Person from whom or to whom the Company or its Subsidiaries have leased any real or personal property or in any other Person with whom the Company or any Company Subsidiary has a material business relationship.

4.19 Brokerage. Except as set forth on Schedule 4.19, there are no claims for, nor have the Company or any Company Subsidiary incurred any liabilities for, nor will the Company or any Company Subsidiary incur any liability at or prior to Closing for, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.20 Regulatory Matters.

(a) The Company and its Subsidiaries, and each of its and their respective officers, directors, employees, and to the Company’s Knowledge, any agents, representatives or other persons acting on their behalf have during the last five years complied with and are in compliance with Anti-Corruption Laws.

(b) During the last five years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, nor to the Company’s knowledge, any agents, representatives or other persons acting on their behalf (i) have offered, promised, given or authorized the giving or will offer, promise, give or authorize the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Body to affect or influence any official act; or (ii) have or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, in each case, in violation of Anti-Corruption Laws. For purposes of the foregoing clauses (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware (x) of the existence of such conduct, circumstances or results or (y) that such conduct, circumstances or results is substantially certain to occur.

(c) The Company and each of its Subsidiaries have maintained during the last five (5) years and currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(d) No Governmental Body is investigating or has in the past three years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the entity.

4.21 No Other Representations and Warranties. EXCEPT (A) WITH RESPECT TO THE COMPANY, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, (B) WITH RESPECT TO THE STOCKHOLDERS, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE LETTERS OF TRANSMITTAL, THE SUPPORT AGREEMENTS AND THE RESTRICTIVE COVENANT AGREEMENTS, AS APPLICABLE, AND (C) WITH RESPECT TO THE OPTIONHOLDERS, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE OPTION CANCELLATION AGREEMENTS AND THE RESTRICTIVE COVENANT AGREEMENTS, AS APPLICABLE, NONE OF THE COMPANY, THE STOCKHOLDERS, THE OPTIONHOLDERS OR THE REPRESENTATIVE MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH STOCKHOLDER AND OPTIONHOLDER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. PARENT WILL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED (X) BY THE COMPANY, IN THIS ARTICLE IV, AS QUALIFIED BY THE ATTACHED DISCLOSURE SCHEDULES, (Y) BY THE STOCKHOLDERS, IN THE LETTERS OF TRANSMITTAL, THE SUPPORT AGREEMENTS AND THE RESTRICTIVE COVENANT AGREEMENTS, AS APPLICABLE OR (Z) BY THE OPTIONHOLDERS, IN THE OPTION CANCELLATION AGREEMENTS AND THE RESTRICTIVE COVENANT AGREEMENTS, AS APPLICABLE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby represent and warrant to the Stockholders, the Optionholders, the Representative and the Company as of the date of this Agreement and as of the Closing Date, that:

5.01 Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Parent is the “common parent” (within the meaning of Section 1504 of the Code) of the Parent Group.

5.02 Authorization. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate or otherwise, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company and Representative, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Violation. Neither Parent nor Merger Sub is subject to or obligated under its Organizational Documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or subject to any Order, which would be breached or violated in any material respect by Parent’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Bodies; Consents. Except for the applicable requirements of the HSR Act, neither Parent nor Merger Sub is required, with respect to its own participation only in this Agreement and the transactions contemplated hereby, to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No material consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. As of the date hereof, there are no material Legal Proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub at law or in equity which, if determined adversely, would materially impair Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any outstanding Order which would materially impair the ability of Parent or Merger Sub to perform its respective obligations under this Agreement.

5.06 Brokerage. There are no claims for, nor have Parent or Merger Sub incurred any liabilities for, nor will Parent or Merger Sub incur any liability for, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

5.07 Investment Representation. Parent is acquiring the securities of the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of the Company. Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any securities Laws and that the securities of the Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable securities Laws.

5.08 Available Financing. Parent (a) has, or at the Closing will have, sufficient cash on hand available to pay the Merger Consideration and any fees or expenses incurred by Parent or Merger Sub or any of their Affiliates in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder at such times specified hereby and (c) has not incurred any obligation, commitment, restriction or liability of any kind that would materially and adversely affect such resources and capabilities. Parent acknowledges and agrees that (i) the Company and its Affiliates have no responsibility for any debt financing that Parent or any of its Affiliates may raise in connection with the transactions contemplated by this Agreement, (ii) it is not a condition to Closing under this Agreement, nor to the consummation of the transactions contemplated by this Agreement, for Parent to obtain any equity or debt financing and (iii) Parent does not have the right to terminate this Agreement for failure to obtain any equity or debt financing.

5.09 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Prior to the date hereof, Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

5.10 Vote Required. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the direct or indirect holders of any class or series of capital stock or equity security of Parent or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

5.11 Solvency. Assuming the accuracy of the representations and warranties set forth in Article IV of this Agreement (for this purpose, such representations and warranties shall be true and correct without giving effect to any materiality or Material Adverse Effect qualifiers contained therein), immediately after giving effect to the transactions contemplated by this Agreement, (x) the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (y) the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of the Business.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as otherwise provided for by this Agreement (including the Disclosure Schedules) or consented to by Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their businesses in the ordinary course of business consistent with past practice using its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) maintain reasonably satisfactory relationships with its directors, officers and senior executives, (iv) maintain reasonably satisfactory relationships with its customers, lenders suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and payment of accounts payable) and the amount of its deferred revenues in the ordinary course of business consistent with past practice and (vi) continue to make capital expenditures consistent with the Company’s business plan and budget provided to Parent prior to the date hereof; provided that, the foregoing notwithstanding, (x) the Company and its Subsidiaries may use all available cash to repay any Indebtedness, pay any Transaction Expenses or for any other purpose, in each case prior to the Closing and (y) with respect to non-mandatory capital expenditures, the Company shall use the good faith discretion of a reasonable business person in determining whether and to what extent such capital expenditures are made, in each case consistent with past practice, but in no event shall any such capital expenditures be made in excess of the amount set forth in the Company’s business plan and budget. For the avoidance of doubt, nothing in this Agreement shall limit the ability of the Company and the Company’s board of directors to accelerate the vesting of any Class B Common Share or unvested employee options to acquire Class B Common Shares prior to the Closing Date.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, as set forth on Schedule 6.01(b) or consented to by Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit any of its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet and prior to the date of this Agreement, would be required to be disclosed on Schedule 4.07.

(c) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, except as required by applicable Law or as otherwise provided for by this Agreement (including the Disclosure Schedules), without the prior written consent of Parent, none of the Company or its Subsidiaries shall make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company will (x) provide Parent and its counsel, financial advisors, auditors and other authorized representatives (“Parent’s Representatives”) with access during normal business hours and upon reasonable notice to the offices, properties, officers, directors, managers, facilities, contracts, books and records of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries, (y) provide Parent and its counsel, financial advisors, auditors and other authorized representatives with such financial and operating data and other information relating to the Company and any Company Subsidiary, in each case solely to the extent prepared by the Company in the ordinary course of business, as such Persons may reasonably request and (z) instruct the employees, counsel and financial advisors of the Company and Company Subsidiaries to, at the reasonable request of Parent, reasonably cooperate with Parent in its investigation of the Company and the Company Subsidiaries; provided that (a) such access is during normal business hours and does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (b) such access occurs in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (c) no information or knowledge obtained (or that could have been obtained) by Parent or any of its Affiliates or representatives (including in any investigation pursuant to this Section 6.02), whether prior to, on or after the date hereof, and regardless of the source thereof, shall affect or be deemed to modify any representation, warranty or agreement made by any party hereunder and (d) all requests for such access, other than requests for access to employees, officers or directors of the Company and Company Subsidiaries, will be directed to Michael Corkery, Michael Krone or Robert Walton or such other Person as the Company or the Representative may designate from time to time (the “Designated Contacts”); provided that, Parent shall not be required to request access from the Designated Contacts to the extent any such Designated Contact has previously consented to Parent’s access with respect to a particular matter and Parent’s access is substantially consistent with such prior consent. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries will be required to disclose any information to Parent or Parent’s Representatives if such disclosure would be reasonably likely to (x) result in the loss of any attorney-client or other legal privilege or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02, and Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. Parent is not authorized to and will not (and will use its reasonable best efforts to cause Parent’s Representatives not to) contact any Person it knows to be a customer, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of the Company or the Representative; provided that such Person is not a customer, supplier, lessor, lender, representative or other material business relation of Parent. The information provided pursuant to this Section 6.02 will be governed by all the terms and conditions of the Mutual Confidentiality and Nondisclosure Agreement, effective as of May 1, 2016, by and between Roper Technologies, Inc. and Deltek, Inc. (the “Confidentiality Agreement”). Parent acknowledges that it remains bound by the Confidentiality Agreement. Additionally, if this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreement will survive the termination of this Agreement for the period set forth in the Confidentiality Agreement.

6.03 Regulatory Filings.

(a) The Company will, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions under any antitrust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof), applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, Parent will have the right to review in advance, and to the extent practicable will consult with the Company on, all the information that appears in any such filings. In exercising the foregoing right, Parent will act reasonably and as promptly as practicable. All fees and other payments to Governmental Bodies incurred in connection with (i) this Section 6.03(a) and (ii) Section 7.04(a) (together with the aggregate amount of all fees and other payments made in connection with the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Letter of Intent, the “Filing Fees”) shall initially be borne 50% by Parent and 50% by the Company. Promptly, but in any event within two (2) Business Days after the date hereof, the Company shall amend its portion of the HSR Filing in order to cause such filing to be considered for “early termination.”.

(b) The Company will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 6.03(a).

(c) The Company will keep Parent reasonably apprised of the status of all filings and submissions referred to in Section 6.03(a), including furnishing Parent with copies of notices or other communications received by the Company in connection therewith.

6.04 Conditions. The Company will use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

6.05 Exclusive Dealing. During the period from the date that the Requisite Stockholder Approval is obtained through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, except in connection with any exercise of Options, the Company and its Subsidiaries (x) will not, and the Company will instruct its agents and representatives not to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, and (y) will terminate, and will cause its agents and representatives to terminate, all existing discussions or negotiations with, or provision of information to, in each case, any third party (other than Parent, Merger Sub, Parent’s Representatives, and solely in relation to the transactions contemplated by this Agreement, the Stockholders and the Optionholders) concerning any purchase of the Common Shares or any merger, sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the ordinary course of business).

6.06 Financing Cooperation.

(a) From the date hereof until Closing, in order to assist Parent in obtaining its debt financing, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries to, use and provide reasonable best efforts to cooperate with Parent and Merger Sub as reasonably requested by Parent that are customary in connection with the arrangement and implementation of Parent’s debt financing, including Parent’s expectation of a public offering of

Parent’s debt securities. Such reasonable best efforts by the Company shall include, at the reasonable request of Parent and Merger Sub, (i) cooperation in the preparation of any offering memorandum, prospectus, bank book, ratings agency presentations or similar documents used in connection with the syndication and marketing of Parent’s debt financing; provided, that Parent is solely responsible for the content of any pro forma financial statements contained therein, (ii) furnishing Parent and its debt financing sources as promptly as reasonably practicable after Parent’s request with the Required Financial Statements, (iii) causing the Company’s senior management teams to participate in a reasonable number of lender presentations, due diligence sessions, “road shows”, sessions with ratings agencies and meetings with prospective lenders, in each case, upon reasonable advance notice, during normal business hours, and at mutually agreed times, (iv) at least two (2) Business Days prior to Closing (to the extent requested from the Company at least five (5) Business Days prior to the anticipated Closing), providing all documentation and other information about the Company as is reasonably requested by the Parent which Parent’s debt financing sources reasonably determine is required with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and that is required by the debt financing sources associated with Parent’s debt financing or otherwise reasonably required or requested by the underwriters in connection with a public offering of Parent’s debt securities, (v) solely to the extent constituting a condition to any of Parent’s debt financing sources’ obligations under the debt commitment letter (if any) associated with Parent’s debt financing, and as reasonably requested by Parent, using reasonable best efforts to facilitate the pledging of collateral and the granting of security interests in connection with Parent’s debt financing; provided that no such action shall be effective until the Closing, (vi) assisting Parent in obtaining the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of customary accountants’ consents and comfort letters (or an agreed upon procedures letter in lieu of a comfort letter) in connection with a public offering of Parent’s debt securities and (vii) assisting Parent in obtaining customary legal opinions, to the extent reasonably requested by Parent, to be delivered in connection with Parent’s debt financing or in connection with a public offering of Parent’s debt securities.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall “reasonable best efforts” of the Company, its Subsidiaries or their respective officers, directors, employees, agents, attorneys, accountants and advisors be deemed to construe to require such Persons to and such Persons shall not be required to, (i) take any action to the extent it would unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (ii) pay any commitment or other similar fee in connection with Parent’s debt financing unless and until the Closing occurs, (iii) pass resolutions or consents to approve or authorize Parent’s debt financing or the execution and delivery of the definitive documentation related thereto or require the board of directors (or any similar governing body) to take any action or cause any of its representatives to waive or amend any terms of this Agreement, agree to pay any commitment, financing or other fees or reimburse any expenses or to approve the execution or delivery of any document or certificate in connection with Parent’s debt financing, (iv) deliver any financial statements or other information for any period that is not otherwise specifically required hereunder or prepare any pro forma financial statements, adjustments, or projections, (v) take any action that will conflict with or violate their formation or organizational documents or any legal requirements or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any Law or material agreement (in each case prior to the Closing) (it being understood that the foregoing shall not prevent such Persons from seeking any consents reasonably requested by Parent in connection with Parent’s debt financing), (vi) take any action that could reasonably be expected to result in any officer, director, employee, agent, attorney, accountant or advisor of the Company or any of its Subsidiaries incurring personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to Parent’s debt financing, (vii) take any action that could reasonably be expected to cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent the right to terminate this Agreement (unless, in each case, waived in advance by Parent), (viii) incur any liability (or cause its directors, officers or employees to incur any liability) under Parent’s debt financing prior to the Closing Date, (ix) cause the delivery of any legal opinions, any authorization letters or any certificate as to solvency by the Company or its Subsidiaries, (x) prepare a description of any portion of Parent’s debt financing (including any “description of notes”) or other information customarily prepared by Parent or its counsel or Parent’s debt financing sources or underwriters or their counsel, or (xi) prepare any “risk factors” relating to any component of the financing included in any offering memorandum, prospectus or other offering document.

(c) Parent acknowledges and agrees that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall have any responsibility for, and shall not be required to incur any liability (personal or otherwise) to any Person under or in connection with, the arrangement of Parent’s debt financing that Parent may raise in connection with the transactions contemplated by this Agreement, and that Parent shall indemnify and hold harmless the Company, its Subsidiaries or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all losses, liabilities, costs or expenses suffered or incurred by them in connection with the arrangement of Parent’s debt financing, any cooperation efforts set forth herein and any information utilized in connection therewith. If this Agreement is validly terminated in accordance with its terms for any reason, Parent shall promptly reimburse the Company for all out-of-pocket costs or expenses incurred by the Company and its Subsidiaries in connection with cooperation provided for in this Section 6.06.

(d) Notwithstanding anything to the contrary in this Agreement, no breach or other failure to comply with this Section 6.06 by the Company, its Subsidiaries, the Representative or their respective representatives shall be taken into account for purposes of determining the accuracy of the representation and warranty contained in Section 5.08. The Company, its Subsidiaries, the Representative and their respective representatives will be deemed to be in compliance with this Section 6.06, and Parent shall not allege that the Company, its Subsidiaries, the Representative or their respective representatives is or has not been in compliance with this Section 6.06, unless and until Parent provides written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner (to the extent such breach may be so cured), which failure to comply has not been cured within five Business Days from receipt of such written notice. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 3.01(b), as it applies to the Company’s and the Representative’s obligations under this Section 6.06, shall be deemed satisfied if the Company’s and/or its Subsidiaries’ breach(es), if any, of its obligations under this Section 6.06 did not cause (or was not a material factor in causing) the failure of Parent to obtain its debt financing.

(e) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of any debt financing, the availability of any alternate debt financing, the availability of any equity financing or receipt of the proceeds therefrom.

6.07 Support Agreements and Stockholder Consent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 6.07, the Company shall use its reasonable best efforts to (i) obtain, and deliver to Parent, a duly executed Support Agreement by each of the Stockholders of the Company and (ii) obtain, and deliver to Parent, a duly executed counterpart signature page to the Stockholder Consent executed by each of the Stockholders of the Company. In addition, the Representative shall comply with the obligations set forth in Schedule 6.07.

ARTICLE VII

COVENANTS OF PARENT

7.01 Access to Books and Records. From and after the Closing, Parent will, and will cause the Surviving Corporation to provide the Representative and its authorized representatives with reasonable access (for the purpose of examining, copying and inspecting), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby; provided that (a) such access does not unreasonably interfere with the normal business operations of Parent and the Surviving Corporation and (b) such access occurs in such a manner as Parent reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Parent or the Surviving Corporation will be required to disclose any information to Representative or Representative’s representatives if such disclosure would (x) result in the loss of any attorney-client or other legal privilege or (y) contravene any applicable Law. Neither Parent nor the Surviving Corporation makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.01, and Representative may not rely on the accuracy of any such information, in each case other than as expressly set forth in Parent’s representations and warranties contained in Article V. Unless otherwise consented to in writing by the Representative, Parent will use commercially reasonable efforts not to, and not to permit the Surviving Corporation to, until the expiration of the later of (i) the seventh (7th) anniversary of the Closing Date or (ii) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Representative and offering to surrender to the Representative (on behalf of the Stockholders and Optionholders) such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or dispose of.

7.02 Director and Officer Liability and Indemnification.

(a) In addition to the other rights provided for in this Section 7.02(a) and not in limitation thereof, from and after the Closing, Parent will cause the Surviving Corporation (the “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless, current and former officers and directors of the Company or its Subsidiaries (each, a “D&O Indemnitee”) against all D&O Expenses, losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising from or relating to the fact that such Person is or was a director or officer of the Company or any of the Subsidiaries arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all Orders in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.02(a), “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(b) Parent agrees to maintain, for a period of six (6) years after the Closing Date, (i) all rights of the D&O Indemnitees to indemnification for D&O Indemnifiable Claims provided in the Company’s Organizational Documents or comparable Organizational Documents of any Company Subsidiary as in effect immediately prior to the Closing and (ii) any indemnification agreements of the Company or any Company Subsidiary with respect to any D&O Indemnitee in relation to D&O Indemnifiable Claims. Parent shall ensure that such rights are not amended or otherwise modified in any manner that would adversely affect the rights of any D&O Indemnitee, unless such modification is required by Law or approved in writing by such D&O Indemnitee.

(c) At the Closing, Parent will cause the Company to obtain and maintain irrevocable “tail” insurance policies (the “D&O Tail Policies”) naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. The Company will bear 100% of the fees and expenses of purchasing and maintaining the D&O Tail Policies. Parent will not, and will cause the Surviving Corporation not to, cancel or change such insurance policies in any respect.

(d) In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then Parent and the Surviving Corporation will, in each such case, ensure that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02(d) will apply to all of the successors and assigns of the Surviving Corporation.

(e) The obligations of Parent, the Surviving Corporation and their Subsidiaries under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.02 applies without the consent of such affected Person.

7.03 Employee Matters. Parent will or will cause the Surviving Corporation to provide employees of the Company and its Subsidiaries (“Company Employees”) as of the Closing Date with (i) salary and target bonus opportunities no less favorable than those in effect immediately prior to the Closing Date and (ii) other employee benefits that are substantially comparable in the aggregate to those provided by Parent to its similarly situated employees for a period of 12 months following the Closing Date. Parent further agrees that, from and after the Closing Date, Parent will, or will cause the Surviving Corporation to, grant all Company Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date for eligibility and vesting purposes and for determining the amount of benefits under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, the Surviving Corporation or any of their Affiliates on or after the Closing Date (the “New Plans”), other than with respect to benefit accrual under any defined benefit plans or as would result in a duplication of benefits. In addition, Parent will or will cause the Surviving Corporation to (a) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Plan as of the Closing Date, and (b) take into account any covered expenses incurred on or before the Closing Date by any Company Employee (or covered dependent thereof) for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Parent and the Surviving Corporation will be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9. No provision of this Section 7.03 shall create any third party beneficiary rights in any Company Employee or any other current or former employee, director or consultant of the Company or its Subsidiaries (other than a Party) in respect of continued employment (or resumed employment) or any other matter or shall be deemed an amendment of any Plan, any New Plan or any other employee benefit plan or agreement.

7.04 Regulatory Filings.

(a) Parent will, within ten (10) Business Days after the date hereof, make or cause to be made all filings and submissions under any antitrust, competition and similar legislation or regulations, including the HSR Act (to the extent required filings or submissions have not been made prior to the date hereof), applicable to Parent and its Affiliates for the consummation of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company will have the right to review in advance, and to the extent practicable will consult with Parent on, all the information that appears in any such filings. In exercising the foregoing right, the Company will act reasonably and as promptly as practicable. Promptly, but in any event within two (2) Business Days after the date hereof, Parent shall amend its portion of the HSR Filing in order to cause such filing to be considered for “early termination.”

(b) Parent will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Bodies, in connection with the filings under Section 7.04(a).

(c) Parent will keep the Company reasonably apprised of the status of all filings and submissions referred to in Section 7.04(a), including furnishing the Company with copies of notices or other communications received by Parent in connection therewith. Parent will not permit any of Parent’s Representatives to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate thereat.

(d) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to promptly take any and all steps necessary to obtain all authorizations, clearances, consents, orders, waivers and other approvals of, and file all notices with, all Governmental Bodies and officials that may be or become necessary for the execution, delivery or performance of, and the consummation of the transactions contemplated by, this Agreement and will cooperate fully with the other Parties hereto in promptly seeking to obtain all such authorizations, clearances, consents, orders, waivers and other approvals and filing such notices; provided that neither Parent nor any of its Affiliates shall be obligated to (and, without Parent’s prior written consent, neither the Company nor any Company Subsidiary shall) (x) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Body in connection with the transactions contemplated hereby, to divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), with respect to, any of its, the Company’s or any Company Subsidiary’s or any of their respective Affiliates’ businesses, assets or properties (or any portion thereof), or (y) accept any condition, limitation, obligation, commitment or requirement or take any other action imposed or proposed by any Governmental Body that materially restricts or limits its, the Company’s, any Company Subsidiary’s or any of their Affiliates’ freedom of action or operation of their respective businesses at such time or in the future.

7.05 Conditions. Subject to Section 7.04(d), Parent will use its reasonable best efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction or waiver of the conditions set forth in Article III (other than those to be satisfied at the Closing).

7.06 Acknowledgment of Parent and Merger Sub. Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub acknowledges that it has conducted to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries in making its determination to proceed with the transactions contemplated by this Agreement, and Parent and Merger Sub have relied and will rely solely on the results of their own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules, and of the Stockholders in the Letters of Transmittal, Support Agreements and Restrictive Covenant Agreements and the Optionholders in the Option Cancellation Agreements and Restrictive Covenant Agreements. In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, each of Parent and Merger Sub has received or may receive from the Company and its Subsidiaries certain projections, forward looking statements, other forecasts, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Merger Sub is familiar with such uncertainties and that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). Accordingly, each of Parent and Merger Sub hereby represents, warrants, covenants, acknowledges and agrees that (a) none of the Company, its Subsidiaries, the Stockholders or the Optionholders, nor any member, partner, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections and other forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans) and (b) each of Parent and Merger Sub expressly and irrevocably acknowledges that it is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) or any representations, warranties or statements (including by omission) of the Company, its Subsidiaries, the Stockholders or the Optionholders or any member, partner, officer, director, employee or agent of any of the foregoing.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Representative (on behalf of the Stockholders, the Optionholders and the Company);

(b) by Parent, if there has been a (i) material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement or (ii) if any representation or warranty of the Company has become untrue, in either case such that the conditions set forth in Section 3.01 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such violation or breach and has not been waived by Parent or cured by the Company within ten (10) Business Days after receipt by the Representative of written notice thereof from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to Parent at any time that Parent or Merger Sub has materially violated, or is in material breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of the Company’s conditions to Closing hereunder (and has not been waived by the Company);

(c) by the Representative (on behalf of the Stockholders, the Optionholders and the Company), if there has been (i) a material violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement, or (ii) if any representation or warranty of the Company has become untrue, in either case such that the conditions set forth in Section 3.02 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and such violation or breach has not been waived by the Representative or cured by Parent within 10 Business Days after receipt by Parent of written notice thereof by the Representative; provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Company at any time that the Company has materially violated, or is in material breach of, any covenant, representation or warranty hereunder if such breach has prevented satisfaction of Parent’s and Merger Sub’s conditions to Closing hereunder (and has not been waived by Parent or Merger Sub);

(d) by Parent, if the transactions contemplated hereby have not been consummated on or before March 6, 2017; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if Parent’s or Merger Sub’s breach of this Agreement has been the principal cause preventing the consummation of the transactions contemplated hereby;

(e) by the Representative (on behalf of the Stockholders, the Optionholders and the Company), if the transactions contemplated hereby have not been consummated on or before March 6, 2017; provided that the Representative will not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Representative’s or the Company’s breach of this Agreement has been the principal cause preventing the consummation of the transactions contemplated hereby; and

(f) by either Parent or the Representative (on behalf of the Stockholders, the Optionholders and the Company), if any Governmental Body has issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action has become final and non-appealable.

(g) by Parent, if, within two (2) Business Days of the date of this Agreement, (i) the Stockholder Consent executed and delivered by the Stockholders set forth on Schedule 1.01(b) shall not have been executed and delivered to Parent on or prior to such time and (ii) a Support Agreement executed and delivered by the Stockholders set forth on Schedule 1.01(b) shall not have been executed and delivered to Parent on or prior to such time.

8.02 Effect of Termination. In the event this Agreement is terminated by either Parent or the Representative as provided above, the provisions of this Agreement will immediately become void and of no further force and effect (other than this Section 8.02 and Article XII which will survive the termination of this Agreement, and other than the last sentence of Section 6.02 above which will survive the termination of this Agreement in accordance with its terms), and there will be no liability on the part of any of Parent, Merger Sub, the Company, Representative, the Stockholders or the Optionholders to one another, except in the case of Company and Parent, for willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, the Parties hereto agree that (i) if Parent and Merger Sub do not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.01 have been satisfied or waived by the Company (other than conditions which, by their nature, are to be performed at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Parent and (ii) if the Company does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.02 have been satisfied or waived by Parent and Merger Sub (other than conditions which, by their nature, are to be performed at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Company.

ARTICLE IX

ADDITIONAL COVENANTS

9.01 Transfer Taxes. Parent, on the one hand, and the Company, on the other hand, will bear equally any stamp Tax, transfer Tax, or documentary, sales, use, registration, value added or other similar Tax imposed on the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The party that is required by law to file any Tax Return relating to Transfer Taxes shall file such Tax Return, and the parties agree to cooperate with each other in the filing of any such Tax Return, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

9.02 Tax Matters.

(a) Parent shall pay 50% of any Transaction Tax Benefit actually realized (in the case of a Post-Closing Tax Benefit) or received (in the case of a Pre-Closing Tax Refund) within fifteen (15) calendar days of realization or receipt, as applicable, of such Transaction Tax Benefit to (x) the Paying Agent (for the benefit of the Stockholders), by wire transfer of immediately available funds, an amount equal to the portion of such Transaction Tax Benefit allocable to the Stockholders, and the Paying Agent will pay to the Stockholders such amount as directed by the Representative (according to each such Stockholder’s aggregate Per Share Portion with respect to such Stockholder’s Common Shares) pursuant to the payment instructions set forth in each such Stockholder’s Letter of Transmittal, and (y) to the Surviving Corporation or one of its Subsidiaries (for the benefit of the Optionholders), by wire transfer of immediately available funds, an amount equal to the portion of such Transaction Tax Benefit allocable to the Optionholders (less applicable Taxes withheld), and the Surviving Corporation or such Subsidiary will pay to the Optionholders such amount (according to each such Optionholder’s aggregate Per Share Portion with respect to such Optionholder’s Options) through the Surviving Corporation’s or the applicable Subsidiary’s payroll.

(b) The amount Parent shall pay to the Representative pursuant to Section 9.02(a) shall be reduced by (i) 50% of reasonable documented incremental out-of-pocket expenses incurred by Parent or the Company in connection with giving effect to the parties’ agreement with respect to Transaction Tax Benefits (including expenses related to filing and preparing amended Tax Returns required to claim any Pre-Closing Tax Refund) and (ii) 50% of any Taxes imposed on the Parent or the Company as a result of the receipt of Pre-Closing Tax Refunds.

(c) Parent shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries for periods ending on or before the Closing Date or for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date but only if not filed by the Company and/or its Subsidiaries prior to the Closing. All such Tax Returns shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company and its Subsidiaries; provided that, with respect to the preparation and filing of the Tax Returns under this Section 9.02(c), with respect to Income Taxes, such Tax Returns shall reflect all applicable Transaction Tax Deductions so long as such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period, as reasonably determined by Parent. Parent shall submit each such Tax Return to the Representative at least thirty (30) days prior to the due date (taking into account any extensions) for the Representative’s review, and Parent shall consider all reasonable comments of Representative. Parent shall cause the Company and its Subsidiaries to timely file all Tax Returns prepared pursuant to this Section 9.02(c).

(d) Parent, the Company and its Subsidiaries and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 9.02 and any audit, litigation or other proceeding with respect to Taxes paid or payable under this Section 9.02. Upon reasonable request by Representative, Parent shall provide work papers showing the calculation of the amounts payable pursuant to this Section 9.02. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods and shall abide by all record retention agreements entered into with any taxing authority.

(e) Parent and its Affiliates shall not make any election under Section 338 or 336 of the Code (or any similar provision under state, local or foreign law) with respect to the acquisition of the Company and its Subsidiaries pursuant to this Agreement.

(f) In connection with the preparation of Tax Returns under Section 9.02(c), the Company and its Subsidiaries shall elect to carry back any item of loss, deduction or credit from the tax period ending on the Closing Date, including any Transaction Tax Deductions, to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto.

(g) At the request of the Representative, Parent shall deliver to the Representative copies of all filed Tax Returns relating to the tax periods (or portions thereof) ending on or prior to the Closing prepared in accordance with Section 9.02(c).

(h) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Company and its Subsidiaries based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes of the Company and its Subsidiaries shall be allocated between the Pre-Closing Tax Period and the Post- Closing Tax Period on a per diem basis.

(i) The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes. Parent shall cause the Company and its Subsidiaries to join Parent’s “group” (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date. The parties agree that the Parent and its Affiliates and the Company and its Subsidiaries (A) shall not make an election under Treasury Regulation §1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign law) and (B) shall not apply the “next day” rule of Treasury Regulation § 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions, except to the extent Parent reasonably determined that application of the “next day” rule is required by Law at a “more likely than not” (or higher) confidence level.

9.03 280G. The Company shall, prior to the Closing Date, seek to obtain the approval of the Stockholders (in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto) with respect to any payments to be made by the Company and its Subsidiaries or Parent or its Affiliates with respect to arrangements in place at the Closing that would, absent Stockholder approval, be excess parachute payments as a result of the transactions contemplated hereby; provided, however, that to the extent that any contract, agreement, or plan is entered into by Parent, the Company or any of their Affiliates and a “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement on or before the Closing Date, Parent shall provide a copy of such contract, agreement or plan to the Company and the Representative at least 15 days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. Prior to such Stockholder approval, the Company shall use commercially reasonable efforts to obtain waivers from such individuals, such that unless such payments are approved by the Stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such waived payments shall be made. For the avoidance of doubt, the Closing shall not be conditioned on such vote described in this Section 9.03 occurring or receiving Stockholder approval for any such payments.

9.04 401(k) Plan Termination. If directed by Parent in writing at least ten (10) Business Days prior to the Closing Date, effective no later than the day immediately preceding the Closing Date but contingent on the occurrence of the Closing, the Company and any Company Subsidiary, as applicable, shall cause to be adopted resolutions terminating each plan intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) and shall provide Parent with copies of such adopted resolutions. As soon as reasonably practicable after the Closing (and after all required testing has been performed and corrective contributions and distributions, if any, have been made), but in no event later than the one-year anniversary of the Closing Date, Parent shall, and shall cause the Surviving Corporation and the applicable Company Subsidiaries, to take all actions necessary to wind up each 401(k) Plan that is so terminated. If any amounts accrued under any 401(k) Plan are withheld from such 401(k) Plan participants’ paychecks three (3) Business Days or less prior to the Closing Date, and if such amounts are not remitted to such 401(k) Plan by the Company or the applicable Company Subsidiary prior to the Closing, Parent shall cause the Surviving Corporation or the applicable Company Subsidiary to remit such amounts to such 401(k) Plan. Parent shall (i) permit each Company Employee who was a participant in or eligible to participate in any 401(k) Plan prior to the Closing to immediately following the Closing be eligible to participate in a tax-qualified defined contribution retirement plan established or designated by Parent (the “Parent 401(k) Plan”); provided, that such Company Employee meets the eligibility criteria of the Parent 401(k) Plan, and (ii) take any and all actions as may be required to permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and including plan loans) to the Parent 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to such Company Employee from any 401(k) Plan (including plan loans).

9.05 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.06 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The parties hereto agree that any reference in a particular Section of the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are contained in the corresponding Section of this Agreement and (ii) if any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on the face of such disclosure. Subject to the prior sentence, all references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules.

9.07 Provision Respecting Legal Representation.

(a) Stockholder Group Post-Acquisition Use of Law Firm. Each party to this Agreement, on behalf of its directors, members, partners, officers, employees and Affiliates, acknowledges that (i) one or more of (A) Company and its Subsidiaries and (B) each and any Stockholder, Optionholder and their respective Affiliates (individually and collectively, the Persons described in this clause (B), the “Stockholder Group”) have retained Kirkland & Ellis LLP (“Law Firm”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby (the “Transaction”), (ii) Law Firm has not acted as counsel for any other Person in connection with the Transaction, and (iii) no Person other than the Company, its Subsidiaries and the Stockholder Group has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Parent, its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Surviving Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any member of the Stockholder Group in any matter involving the Transaction (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Surviving Company and its Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of such member of the Stockholder Group may be directly adverse to Parent, the Surviving Company, or any of their Subsidiaries, (y) Law Firm may have represented the Company or its Subsidiaries in a substantially related matter, or (z) Law Firm may be handling other ongoing matters for Parent, the Surviving Company, or any of their respective Subsidiaries.

(b) Non-Access to Target’s Legal Records re Acquisition Transaction. Parent agrees that, after the Closing, neither Parent, the Surviving Company, nor any of their Subsidiaries will have any right to access or control any of Law Firm’s records relating to or affecting the Transaction, which will be the property of (and be controlled by) Representative. In addition, Parent agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of Surviving Company and its Subsidiaries. Accordingly, Parent will not, and will cause each of its Subsidiaries (including, after Closing, the Surviving Company and its Subsidiaries) not to, use any Attorney-Client Communication remaining in the records of Surviving Company or any of its Subsidiaries after Closing in a manner that may be adverse to any member of the Stockholder Group.

(c) Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. Parent agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Surviving Company and its Subsidiaries), that from and after Closing (a) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Stockholder Group and will not pass to or be claimed by Parent, the Surviving Company, or any of their Subsidiaries, and (b) the Representative will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Parent will not, and will cause each of its Subsidiaries (including, after Closing, the Surviving Company and its

Subsidiaries) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a member of the Stockholder Group; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a member of the Stockholder Group. Furthermore, Parent agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Surviving Company and its Subsidiaries), that in the event of a dispute between any member of the Stockholder Group on the one hand and Surviving Company or any of its Subsidiaries on the other arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such member of the Stockholder Group any information or documents developed or shared during the course of Law Firm’s joint representation.

9.08 Advisory Agreements. The Representative, on its own behalf in respect of the TB Advisory Agreement, and on behalf of Thoma Bravo Partners X, L.P. in respect of the TBX Advisory Agreement (the TB Advisory Agreement and TBX Advisory Agreement, together, the “Advisory Agreements”), hereby agrees that no payments whatsoever are owed by the Company pursuant to the Advisory Agreements at, after or in connection with Closing, except to the extent included in the calculation of Company Working Capital or Transaction Expenses.

ARTICLE X

LIMITED SURVIVAL AND INDEMNITY

10.01 Survival and Indemnity. The Parties hereby agree to the survival and indemnification provisions set forth on Schedule 10.01 hereto. Except as specifically and explicitly set forth on Schedule 10.01 hereto, none of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall survive the Effective Time, other than any representations, warranties, covenants and agreements specifically and explicitly set forth in any Letter of Transmittal, Support Agreement, Restrictive Covenant Agreement or Option Cancellation Agreement; provided that this Section 10.01 shall not limit any covenant or agreement of any of the parties which by its terms contemplates performance after the Effective Time (including the payment obligations of Parent set forth in Section 9.02.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounting Principles” shall mean in accordance with GAAP as in effect at the Closing Date, using and applying the same accounting methods, principles or practices (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the Sample Working Capital Statement and by the Company in the preparation of the Latest Balance Sheet; provided, that if such accounting methods, principles or practices and GAAP are inconsistent, the accounting methods, principles or practices used in the preparation of the Latest Balance Sheet and the Sample Working Capital Statement shall control; provided, further, that Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (c) shall follow the defined terms contained in this Agreement and (d) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act, and all other applicable anti-corruption laws.

“Attorney-Client Communication” means any communication occurring on or prior to Closing between Law Firm on the one hand and the Company, its Subsidiaries, any member of the Stockholder Group, or any of their respective Affiliates on the other hand that in any way relates to the Transaction, including any representation, warranty, or covenant of any party under this Agreement or any related agreement.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

“Cash” means all cash and cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities (to the extent classified as cash equivalents in accordance with GAAP) and cash deposits with third parties (including landlords) of the Company and its Subsidiaries, in each case determined in accordance with GAAP. For the avoidance of doubt, Cash will (i) be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries, except in each case to the extent included in the calculation of Company Working Capital such that the inclusion of such checks, other wire transfers and drafts would result in double-counting and (ii) exclude cash held in escrow in connection with prior acquisitions undertaken by the Company or any Company Subsidiaries.

“Cash Bonus Plans” mean, collectively, the International Incentive Bonus Agreements set forth in Item 36 of Schedule 4.13(a).

“Certification of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated prior to the Closing Date.

“Class A Common Shares” means the shares of the Company’s Class A common stock, par value $0.01 per share.

“Class B Common Shares” means the shares of the Company’s Class B common stock, par value $0.01 per share.

“Class C Common Shares” means the shares of the Company’s Class C common stock, par value $0.01 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means collectively the Class A Common Shares, Class B Common Shares and Class C Common Shares.

“Company Working Capital” shall mean an amount calculated in accordance with the Accounting Principles, which, except as otherwise required by the Accounting Principles and except for adjustments indicated on the Sample Working Capital Statement, reflects, as of the Reference Time, (a) the consolidated total current assets (excluding (A) any assets included in the calculation of Cash, (B) any provision for deferred Tax assets and (C) any Tax asset constituting a Transaction Tax Benefit) of the Company and its Subsidiaries, minus (b) the sum of (i) the consolidated total current liabilities of the Company and its Subsidiaries (excluding any liabilities included in the calculation of Transaction Expenses or Closing Debt and any provision for deferred Tax liabilities), plus (ii) the aggregate amount of the current and the non-current portion of deferred revenue of the Company and its Subsidiaries.

“Daily Interest Amount” means $500,000.00.

“Environmental Laws” means all federal, state, local and foreign Laws that are binding upon the Company or its Subsidiaries, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Fraud” means actual and intentional fraud by a party hereto with respect to the making of any representation or warranty in Article IV or Article V (as applicable); provided, that such actual and intentional fraud only be deemed to exist if any of the foregoing had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by such party pursuant to Article IV in the case of the Company (as qualified by the Disclosure Schedules) or Article V in the case of Parent and Merger Sub, were actually breached when made or deemed made.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date hereof, applied on a consistent basis with the Accounting Principles.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state–controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Governmental Body” means any national, regional or foreign government; international authority (including, in each case, any central bank or fiscal, tax or monetary authority); governmental agency, authority, division, or department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, authority, board or commission, or any instrumentality acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Substance” means petroleum or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income.

“Indebtedness” means with respect to any Person, (a) any obligation of such Person to pay the principal of, premium of, if any, interest on, penalties, reimbursement or payment amounts, fees, expenses or other amounts relating to any indebtedness (i) for borrowed money or the deferred purchase price of property or services, whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof (but excluding trade payables, accrued expenses and similar obligations incurred in the ordinary course of the applicable Person’s business), (ii) for any letter of credit, to the extent drawn, for the account of such Person supporting other obligations of such Person described in this definition, (iii) for any lease required in accordance with the Accounting Principles to be capitalized on such Person’s balance sheet, (iv) created or arising under any conditional sale or title retention agreement with respect to property acquired, (v) the obligations and liabilities specifically set forth on Schedule 11.01(a)(v) and (b) any obligation of another Person of the kind described in the preceding clause (a) which such Person has guaranteed; provided that, Indebtedness shall not include any intercompany indebtedness among the Company and any of its Subsidiaries. An illustrative example of the Indebtedness of the Company outstanding as of the date hereof is set forth on Schedule 11.01.

“Intellectual Property” means any and all intellectual property and similar proprietary or industrial property rights existing anywhere in the world, including all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with all goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights or works of authorship (collectively, “Copyrights”), (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”) and (v) Software.

“Interest Component” means (i) if the Closing is effectuated on or prior to December 27, 2016, zero; and (ii) if the Closing is effectuated on or after December 28, 2016, the product of (x) the number of calendar days elapsed from the first day on which the conditions to Closing set forth Section 3.01 are satisfied or waived to and including the Closing Date multiplied by (y) the Daily Interest Amount; provided, that the Interest Component shall in no event exceed $7,000,000; provided, further that no Interest Component shall be payable on or after December 27, 2016 for any period during which the Company is in material breach of any covenant, representation or warranty hereunder such that Parent’s and Merger Sub’s conditions to Closing set forth in Section 3.01 cannot or would not be satisfied at such time. For illustrative purposes, if the conditions to Closing have been satisfied or waived on December 27, 2016 and the Closing is effectuated on January 3, 2017, the Interest Component would be $4,000,000. For the avoidance of doubt, (A) the Interest Component, if any, shall be considered a component of the Closing Residual Cash Consideration and (B) solely with respect to the period commencing on December 27, 2016 and ending on January 9, 2017, the Interest Component shall be considered liquidated damages and receipt of the Interest Component shall be the Company’s sole remedy and recourse in respect of such delay to Closing during such period. The Company’s remedies for any Closing that occurs after January 9, 2017 (other than as a result of the conditions to Closing set forth in Section 3.01 not being satisfied or waived) shall be as otherwise set forth in this Agreement plus payment of the Interest Component in respect of the period from December 27, 2016 to January 9, 2017. For the sake of clarity, any payments in respect of the Interest Component by Parent shall not constitute an admission of liability by Parent or Merger Sub.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned or controlled by the Company or its Subsidiaries.

“Law” means any law, rule, regulations, judgment, injunction, order, decree or other restriction of any court or Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims or proceedings (public or private) by or before a Governmental Body.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, exclusive license or other security interest.

“Lower Target” means negative $147,000,000.00.

“Material Adverse Effect” means any change, event, occurrence, or development that has a material adverse effect upon (i) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any adverse effect to the extent resulting from (a) any change in general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, (b) any change in national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) any change in financial, banking, or securities markets (including any disruption thereof), (d) changes in GAAP, (e) changes in applicable Laws, (f) other than with respect to Section 4.04(c), the taking of any action required by this Agreement or the announcement of this Agreement, the Merger or the other transactions contemplated by this Agreement (including by reason of the identity of Parent or its Affiliates or any communication by Parent or any of its Affiliates regarding its plans or intentions with respect to the business of the Company and its Subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or its Subsidiaries), (g) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (with it being understood that, subject to the other clauses of this proviso, the facts, circumstances and changes underlying any such failure will be taken into account in determining whether a Material Adverse Effect has occurred), (h) any action taken by Parent or any of its Affiliates, except, in the case of clauses (a), (b), (d) or (e) above, to the extent such event, occurrence, or development has a disproportionate effect on the Company and its Subsidiaries (taken as a whole) as compared to other Persons operating in a similar industry as that of the Company and its Subsidiaries.

“Merger Consideration” means, collectively, the Class A Merger Consideration, the Class B Merger Consideration, the Class C Merger Consideration and the Option Merger Consideration.

“Option Plan” means the Project Diamond Holdings Corporation 2014 Stock Option Plan, as adopted on January 28, 2014.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws or other similar organizational documents, as applicable.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

“Parent Group” means the affiliated group (as defined in Section 1504 of the Code) of which Parent is the “common parent” (within the meaning of Section 1504 of the Code) where used.

“Paying Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) matters which would be disclosed by an inspection or accurate survey of each parcel of real property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (vi) public roads and highways; (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (viii) those matters identified on the attached Schedule 11.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

“Post-Closing Tax Benefit” means any reduction in the actual income Tax liability of the Parent Group (including the Company and its Subsidiaries) (or any successor group) resulting from any Transaction Tax Deductions (including any net operating loss carried forward to any Post-Closing Tax Period attributable to the Transaction Tax Deduction to the extent such net operating loss reduces the actual income Tax liability of the Parent Group), determined by comparing such actual Tax liability of the Parent Group (including the Company and its Subsidiaries) (or any successor group) calculated with taking into account such Transaction Tax Deductions to the hypothetical Tax liability of Parent Group (including the Company and its Subsidiaries) (or any successor group) calculated without taking into account such Transaction Tax Deductions. Parent shall be treated as actually realizing such Post-Closing Tax Benefit upon filing the Tax Return that reflects such reduction in Tax liability.

“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.

“Pre-Closing Tax” means any Tax of the Company or any of its Subsidiaries for a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Refund” means any refunds of income Taxes with respect to any Tax period ending on or before the Closing Date that are received by Parent Group or the Company or any Subsidiary after the Closing Date and including any such refund as a result of the carryback of any item of loss or deduction or credit from the taxable period ending on the Closing Date.

“Reference Time” means 11:59 p.m. Eastern Time on the Closing Date; provided that any calculations required to be under this Agreement as of the Reference Time shall be determined without giving effect to either (i) the consummation of the transactions contemplated by this Agreement or (ii) any actions taken by, or at the written direction of, Parent in connection with the consummation of the transactions contemplated by this Agreement, including the financing contemplated by Section 6.04.

“Required Financial Statements” means (i) audited consolidated balance sheets and related consolidated statements of operations, cash flows and changes in stockholders’ deficit of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company and its subsidiaries, in each case for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date.

“Requisite Stockholder Approval” means the affirmative vote or consent of a majority of the issued and outstanding Common Shares.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Matters” means those matters defined on Schedule 10.01.

“Stockholders” means, at any time, each holder of Common Shares at such time.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“TB Advisory Agreement” shall mean the advisory services agreement between Thoma Bravo, LLC and the Company, dated October 10, 2012.

“TBX Advisory Agreement” shall mean the advisory services agreement between Thoma Bravo Partners X, L.P. and the Company, dated October 10, 2012 and amended July 23, 2013.

“Transaction Expenses” means, to the extent not paid prior to the Closing, (a) the third party fees and expenses payable by the Company or any of its Subsidiaries arising from or incurred in connection with this Agreement and the transactions contemplated hereby including all brokerage commissions, fees, expenses and disbursements, (b) any payment due under any of the Cash Bonus Plans and any other unfunded obligations under change in control bonuses or similar arrangements of the Company or any of its Subsidiaries payable by the Company or any of its Subsidiaries arising from or incurred in connection with this Agreement and the transactions contemplated hereby (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments and with any payments made with respect to Options pursuant to Section 1.04) and (c) 50% of (i) all fees, costs and expenses payable to the Paying Agent pursuant to Section 11.03, (ii) all Filing Fees and (iii) all Transfer Taxes payable pursuant to Section 9.01.

“Transaction Tax Benefit” means (i) any Pre-Closing Tax Refund that is attributable to Transaction Tax Deductions, computed on a with and without basis and (ii) any Post-Closing Tax Benefit.

“Transaction Tax Deduction” means, without duplication, any item of loss or deduction resulting from (i) transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company or any of its Subsidiaries in connection with this Agreement, (ii) the fees, expenses, and interest (including amounts treated as interest for income Tax purposes and any breakage fees or accelerated deferred financing fees), original issue discount, unamortized debt financing costs, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred by the Company or any of its Subsidiaries with respect to the payment of Indebtedness in connection with this Agreement, (iii) the Transaction Expenses, (iv) all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, (v) the cancellation of employee or other compensatory Options pursuant to this Agreement, and (vi) any employment Taxes with respect to the amounts set forth in the foregoing clauses (i) and (v); provided that, the parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any deductible success based fees for purposes of clause (iv) above.

“Upper Target” means negative $123,000,000.00.

“Voting Agreement” means the Voting Agreement by and among the Company and the Stockholders (as defined therein), dated October 10, 2012.

11.02 Other Definitional Provisions.

(a) Successor Laws. Any reference to any particular Code section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b) Currency. All amounts in this Agreement are stated and will be paid in U.S. dollars.

11.03 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Accounting Firm	1.10(b)
Adjustment Escrow Account	1.14
Adjustment Escrow Amount	1.14
Advisory Agreements	9.08
Agreement	Preamble
Balance Sheet Date	4.05
Base Consideration	1.02(d)

CERCLA	11.01
Certificate of Merger	1.01(b)
Claiming Party	12.18
Class A Merger Consideration	1.02(a)
Class B Common Share	1.02(b)
Class B Merger Consideration	1.02(b)
Class C Merger Consideration	1.02(c)
Closing	1.11
Closing Balance Sheet	1.10(a)
Closing Cash	1.02(d)
Closing Date	1.11
Closing Debt	1.02(d)
Closing Residual Cash Consideration	1.02(d)
Closing Residual Cash Consideration Calculation	1.08
Closing Statement	1.10(a)
Closing Transactions	2.01
Company	Preamble
Company Employees	7.03
Company Organizational Documents	3.01(g)(vi)
Company Registered Intellectual Property	4.14(a)
Company Subsidiary	4.01
Confidentiality Agreement	6.02
Consideration Schedule	1.09
Contracting Parties	12.20(a)
Copyrights	11.01
Defending Party	12.18
DGCL	Recitals
Disclosure Schedules	Article IV
Disputed Items	1.10(b)
Dissenting Shares	1.12
D&O Costs	7.02(a)
D&O Expenses	7.02(a)
D&O Indemnifiable Claim	7.02(a)
D&O Indemnifying Party	7.02(a)
D&O Indemnitee	7.02(a)
D&O Tail Policies	7.02(c)
Effective Time	1.01(b)
Electronic Delivery	12.14

ERISA	4.13(a)
ERISA Affiliate	4.13(c)
Escrow Agent	1.14
Escrow Agreement	1.14
Excess Consideration	1.10(c)
Filing Fees	6.03(a)
Final Residual Cash Consideration	1.02(e)
Financial Statements	4.05
HSR Filing	Recitals
Investor Restrictive Covenant Agreement	Recitals
Latest Balance Sheet	4.05
Law Firm	9.07(a)
Leased Real Property	4.15(b)
Leases	4.15(b)
Letter of Intent	Recitals
Letter of Transmittal	1.03(a)
Management Restrictive Covenant Agreement	Recitals
Marks	11.01
Merger	Recitals
Merger Sub	Preamble
New Plans	7.03
Nonparty Persons	12.20(a)
Objections Statement	1.10(b)
Option Cancellation Agreement	1.04
Option Merger Consideration	1.04
Optionholder	1.04
Options	1.02(g)
Parent	Preamble
Parent’s Representatives	6.02
Party	Preamble
Patents	11.01
Paying Agent Agreement	2.01(b)
Pension Plans	4.13(a)
Per Share Portion	1.02(f)
Plans	4.13(a)
Releasee	12.20(b)
Releasor	12.20(b)
Representative	Preamble

Representative Reserve Fund	1.13
Restrictive Covenant Agreements	Recitals
Schedule	Article IV
Securities Act	5.07
Shortfall Consideration	1.10(d)
Significant Contract(s)	4.10(a)
Specified Matters Escrow Account	1.15
Specified Matters Escrow Amount	1.15
Stockholder	1.03(a)
Stockholders’ Agreement	4.03
Stockholder Consent	Recitals
Stockholder Group	9.07(a)
Support Agreement	Recitals
Surviving Corporation	1.01(a)
Trade Secrets	11.01
Transaction	9.07(a)
Transfer Taxes	9.01
401(k) Plan	9.04

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, will be issued or made by any party hereto without the joint approval of Parent, the Company and the Representative, unless required by Law (in the reasonable opinion of counsel), in which case, to the extent practicable, Parent, Company and the Representative will have the right to review such press release, announcement or communication prior to issuance, distribution or publication. For the avoidance of doubt, the parties hereto acknowledge and agree that the Representative and its Affiliates (except for the Company and its Subsidiaries) may provide (i) general information about the subject matter of this Agreement and the performance of the Representative’s investment in the Company in connection with the Representative’s or its Affiliates’ fund raising, marketing, informational or reporting activities, and (ii) information about this Agreement, including the economic terms hereof, and the Company and its Subsidiaries in connection with ordinary course communications with the Representative’s or its Affiliates’ partners (including limited partners) following the Closing. Notwithstanding anything contained herein to the contrary, in no event will Parent or, after the Closing, the Company have any right to use the Representative’s or its Affiliates’ names or marks, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the written consent of the Representative.

12.02 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided, that the fees and expenses payable to the Paying Agent pursuant to the terms of the Paying Agent Agreement will be borne by Parent.

12.03 Knowledge Defined. For purposes of this Agreement, “the Company’s Knowledge” (and similar phrases) as used herein will mean the actual knowledge of any of Michael Corkery, Michael Krone, Robert Walton, Brian Daniell, Claus Thorsgaard, Namita Dhallan, Deb Fitzgerald, Patrick Smith, Ed Huntner, Duane Kotsen and Mark Monroe, assuming reasonable inquiry of their direct reports.

12.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy to the number set out below, or by electronic mail to the email address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) (unless the recipient acknowledges receipt via telecopy or email), (c) the Business Day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

Roper Technologies, Inc.
6901 Professional Pkwy. East, Suite 200
Sarasota, Florida 34240
Facsimile:	941-556-2670
Email:	jstipancich@ropertech.com
Attention:	John Stipancich

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Facsimile:	212-701-5800
Email:	john.amorosi@davispolk.com
Attention:	John Amorosi

Notices to the Representative (and, prior to the Closing, the Company):

Thoma Bravo, LLC
600 Montgomery Street, 20th Floor
San Francisco, California 94111
Attention:	Holden Spaht
A.J. Rohde
Telephone:	(415) 263-3660
Facsimile:	(415) 392-6480
Email:	hspaht@thomabravo.com
arohde@thomabravo.com

with copies (which will not constitute notice) to:

Deltek, Inc.
2291 Wood Oak Drive
Herndon, Virginia 20171
Attention:	Robert Walton
Tracy Schampers
Telephone:	(703) 885-9357
Facsimile:	(703) 738-1721
Email:	RobertWalton@deltek.com
TracySchampers@deltek.com

and

Thoma Bravo, LLC
600 Montgomery Street, 20th Floor
San Francisco, California 94111
Attention:	Holden Spaht
A.J. Rohde
Telephone:	(415) 263-3660
Facsimile:	(415) 392-6480
Email:	hspaht@thomabravo.com
arohde@thomabravo.com

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	Gerald T. Nowak, P.C.
Theodore A. Peto, P.C.
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200
Email:	gerald.nowak@kirkland.com
theodore.peto@kirkland.com

12.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of (a) prior to the Closing, the Company, the Representative and Parent and (b) from and after the Closing, the Surviving Corporation, the Representative and Parent, except that in each case Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that (x) any such transferee or assignee shall agree to be bound by the terms, conditions and obligations set forth in this Agreement, and (y) no such transfer or assignment shall relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to Parent.

12.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

12.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months will be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English will be the governing language of this Agreement.

12.08 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this

Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract). The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants of the Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Disclosure Schedules, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

12.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Parent, the Company (or after the Closing, the Surviving Corporation) and the Representative. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10 Complete Agreement. This Agreement, the Disclosure Schedules and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement among the Parties hereto and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The Parties agree and acknowledge that this Agreement explicitly supersedes the Letter of Intent. The Parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

12.11 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, the Stockholders, the Optionholders, the D&O Indemnitees and the Nonparty Persons. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties and the Stockholders, the Optionholders, the D&O Indemnitees and the Nonparty Persons, as the case may be, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; PREVAILING PARTY. THE PARTIES TO THIS AGREEMENT SUBMIT TO THE

EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.04.

12.13 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.15 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.16 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

12.17 Specific Performance. The Parties to agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such Party is entitled at law or in equity.

12.18 Payments Under Agreement. Each Party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence). In the event any Legal Proceeding is commenced or threatened by any Person (the “Claiming Party”) to enforce its rights under this Agreement against any other Person (the “Defending Party”), if the Defending Party is the prevailing party in such Legal Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Legal Proceeding will be reimbursed by the Claiming Party; provided that if the Defending Party prevails in part, and loses in part, in such Legal Proceeding, the court, arbitrator or other adjudicator presiding over such Legal Proceeding will award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party will be deemed to have prevailed in any Legal Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Legal Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) the Defending Party defeats any such claim(s).

12.19 Appointment of the Representative.

(a) In order to administer efficiently the determination of, amongst other items, the defense and/or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, the Stockholders and Optionholders, by their adoption and approval of this Agreement, as well as, in certain cases, through separate instruments (including the Letters of Transmittal, Option Cancellation Agreements, Stockholder Consent and Support Agreement), irrevocably appoint the Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by its execution hereof, the Representative hereby accepts such appointment.

(b) The Representative is hereby authorized (x) to take all action necessary in connection with the defense and/or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, (y) to give and receive all notices required to be given under this Agreement and the other agreements contemplated hereby to which all of the Stockholders and the Optionholders are subject, and (z) to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative will deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to execute and deliver all consents, waivers, ancillary agreements, stock powers, certificates and documents that the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(ii) to execute and deliver all amendments and waivers to this Agreement that the Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iii) to receive funds, make payments of funds (including from the Representative Reserve Fund), and give receipts for funds;

(iv) to receive funds for the payment of expenses of the Stockholders and the Optionholders (including the Representative Reserve Fund), to deposit such funds in such accounts as the Representative deems appropriate and apply such funds in payment for such expenses;

(v) to do or refrain from doing any further act or deed on behalf of the Stockholders and the Optionholders that the Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Stockholders and the Optionholders could do if personally present; and

(vi) to receive service of process in connection with any claims under this Agreement.

(c) In the event that the Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Stockholders and the Optionholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the Common Shares issued and outstanding immediately prior to the Effective Time, will select another representative to fill such vacancy and such substituted representative will be deemed to be the Representative for all purposes of this Agreement.

(d) All decisions and actions by the Representative, including the defense or settlement of any claim or liability in connection with this Agreement or the transactions contemplated hereby, will be binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have the right to object, dissent, protest or otherwise contest the same.

(e) Parent, the Paying Agent, the Escrow Agent and the other Parent Indemnified Parties will be able to rely conclusively on the instructions and decisions of the Representative and treat the Representative as the duty appointed representative of the Stockholders and Optionholders and any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Stockholder or Optionholder, as applicable. Parent, the Company and the other Parent Indemnified Parties may, and the Escrow Agent and the Paying Agent shall, disregard any notice or instruction received directly from any Stockholder or Optionholder, other than the Representative. Parent and the other Parent Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Representative. Each Stockholder and Optionholder hereby agrees that for any Legal Proceeding arising under this Agreement or any other agreements ancillary hereto, such Stockholder or Optionholder, as applicable, may be served legal process by registered mail to the address set forth in Section 12.04 for the Representative (or any alternative address designated to the parties in writing by the Representative), and that service in such manner shall be adequate and such Stockholder or Optionholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

(f) All actions, decisions and instructions of the Representative will be conclusive and binding upon all of the Stockholders and Optionholders, and no Stockholder or Optionholder will have any cause of action against the Representative for any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

(g) The provisions of this Section 12.19 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Stockholder or Optionholder may have in connection with the transactions contemplated by this Agreement; and

(h) The provisions of this Section 12.19 will be binding upon the heirs, legal representatives, successors and assigns of each Stockholder and Optionholder, and any references in this Agreement to a Stockholder or an Optionholder or the Stockholders or Optionholders will mean and include the successors to the rights of the Stockholders and Optionholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

12.20 Non-Recourse; Release.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Article X, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender or debt financing source to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender or debt financing source to, any of the foregoing (collectively, the “Nonparty Persons”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Persons with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Nonparty Persons are third party beneficiaries of this Section 12.20(a).

(b) Without limiting the foregoing and subject to the last sentence hereof, effective as of Closing, except for any rights or obligations under this Agreement (in particular claims pursuant to Article X or with respect to any Shortfall Consideration or any Specified Matters) or the ancillary agreements hereto or any other contractual rights that survive the Closing in accordance with the terms hereof, each of Parent and the Surviving Corporation (each a “Releasor”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Stockholders and Optionholders, the Representative, and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever arising out of (i) this Agreement, (ii) the consummation of the transactions contemplated hereby, (ii) any Releasee’s relationship with the Company or any Company Subsidiary prior to the Closing or (d) the operation of the Company, any Company Subsidiary or any of their respective businesses prior to the Closing; provided that nothing in this Section 12.20 shall release any Person for (x) Fraud or (y) with respect to the employees of the Company or any Company Subsidiary, limit any claims against any such employee of the Company or any Company

Subsidiary for willful misconduct, embezzlement or other damages caused in the performance of his or her duties in his or her capacity as such. Each Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

PROJECT DIAMOND HOLDINGS CORPORATION

By:	/s/ Michael Corkery
Name:	Michael Corkery
Title:	President and Chief Executive Officer

ROPER TECHNOLOGIES, INC.

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Vice President, General Counsel and Corporate Secretary

DASH I, INC.

By:	/s/ Melanie M. Nealis
Name:	Melanie M. Nealis
Title:	Secretary

THOMA BRAVO, LLC, solely in its capacity as the Representative hereunder

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	Managing Partner

Signature Page to Agreement and Plan of Merger